Exhibit 10.46


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                           LOAN AND SECURITY AGREEMENT
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                          BACK BAY CAPITAL FUNDING, LLC
                                   The Lender









                        ADVANCED TECHNICAL PRODUCTS, INC.
                                The Lead Borrower
                                      For:
                        ADVANCED TECHNICAL PRODUCTS, INC.
                                  ALCORE, INC.,
                         TECHNICAL PRODUCTS GROUP, INC.,
                            MARION PROPERTIES, INC.,
                             DELAND PROPERTIES, INC.
                            LINCOLN PROPERTIES, INC.
                                  The Borrowers
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                                October 10, 2000
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


                                TABLE OF CONTENTS


Article 1: - Definitions:.....................................................8


Article 2: - The Term Loan:..................................................27

         21.      -Commitment To Make Term Loan..............................27
         22.      -The Term Note.............................................27
         23.      -Payment of Principal of the Term Loan.....................27
         24.      -Interest On The Term Loan.................................28
         25.      -Fees......................................................29
         26.      -Lender's Discretion.......................................29
         27.      -Joint and Several Liability of the Borrowers..............30
         28.      -..........................................................31

Designation of Lead Borrower as Borrowers' Agent.............................31


Article 3: - Conditions Precedent:...........................................32

         31.      -Corporate Due Diligence...................................32
         32.      -Opinion...................................................32
         33.      -Additional Documents......................................33
         34.      -Officers' Certificates....................................33
         35.      -Representations and Warranties............................33
         36.      -All Fees and Expenses Paid................................33
         37.      -No Borrower In Default....................................34
         38.      -No Adverse Change.........................................34
         39.      -Minimum Day One Availability..............................34

Article 4: - General Representations, Covenants and Warranties:..............34

         41.      -Payment and Performance of Liabilities....................34
         42.      -Due Organization. Authorization. No Conflicts.............35
         43.      -Trade Names...............................................36
         44.      -Infrastructure............................................36
         45.      -Locations.................................................37
         46.      -Title to Assets...........................................38
         47.      -Indebtedness..............................................38
         48.      -Insurance.................................................39
         49.      -Licenses..................................................40
         410.     -Leases....................................................40
         411.     -Requirements of Law.......................................41
         412.     -Labor Relations...........................................41
         413.     -Maintain Properties.......................................42
         414.     -Taxes.....................................................43
         415.     -No Margin Stock...........................................44
         416.     -ERISA.....................................................44
         417.     -Hazardous Materials.......................................45
         418.     -Litigation................................................45
         419.     -Dividends. Investments. Corporate Action..................45
         420.     -Loans.....................................................46
         421.     -Protection of Assets......................................46
         422.     -Line of Business..........................................46
         423.     -Affiliate Transactions....................................47
         424.     -Further Assurances........................................47
         425.     -Adequacy of Disclosure....................................48
         426.     -No Restrictions on Liabilities............................48
         427.     -Other Covenants...........................................49

Article 5: Financial Reporting and Performance Covenants:....................49

         51.      -Maintain Records..........................................49
         52.      -Access to Records.........................................49
         53.      -Immediate Notice to Lender................................50
         54.      -Financial Statements......................................51
         55.      -Officers' Certificates....................................53
         56.      -Inventories, Appraisals, and Audits.......................53
         57.      -Additional Financial Information..........................54
         58.      -Financial Performance Covenants...........................55

Article 6: - Use of Collateral:..............................................57

         61.      -Use of Collateral.........................................57
         62.      -Adjustments and Allowances................................58
         63.      -Validity of Accounts......................................58
         64.      -Notification to Account Debtors...........................58

Article 7: - Grant of Security Interest:.....................................59

         71.      -Grant of Security Interest................................59
         72.      -Extent and Duration of Security Interest..................60

Article 8: - Lender As Borrower's Attorney-In-Fact:..........................60
         81.      -Appointment as Attorney-In-Fact...........................60
         82.      -No Obligation to Act......................................61

Article 9: - Events of Default:..............................................61

         91.      -Failure to Pay the Term Loan..............................62
         92.      -Failure To Make Other Payments............................62
         93.      -Failure to Perform Covenant or Liability (No Grace Period)62
         94.      -Failure to Perform Covenant or Liability (Grace Period)...62
         95.      -Misrepresentation.........................................63
         96.      -Acceleration of Other Debt. Breach of Lease...............63
         97.      -Default Under Other Agreements............................63
         98.      -Uninsured Casualty Loss...................................63
         99.      -Attachment. Judgment. Restraint of Business...............63
         910.     -Business Failure..........................................64
         911.     -Bankruptcy................................................64
         912.     -Default by Guarantor......................................64
         913.     -Indictment - Forfeiture...................................65
         914.     -Termination of Guaranty...................................65
         915.     -Challenge to Loan Documents...............................65
         11.      -Change in Control.........................................65

Article 1: - Rights and Remedies Upon Default:...............................65

         11.      -Acceleration..............................................65
         12.      -Rights of Enforcement.....................................66
         13.      -Sale of Collateral........................................66
         14.      -Occupation of Business Location...........................67
         15.      -Grant of Nonexclusive License.............................67
         16.      -Assembly of Collateral....................................67
         17.      -Rights and Remedies.......................................68

Article 2: - Notices:........................................................68

         21.      -Notice Addresses..........................................68
         22.      -Notice Given..............................................69

Article 3: - Term:...........................................................70

         31.      -Actions on Termination Date...............................70


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Article 4: - General:........................................................70

         41.      -Protection of Collateral..................................70
         42.      -Publicity.................................................71
         43.      -Successors and Assigns....................................71
         44.      -Severability..............................................71
         45.      -Amendments.  Course of Dealing............................71
         46.      -Power of Attorney.........................................72
         47.      -Application of Proceeds...................................72
         48.      -Increased Costs...........................................72
         49.      -Costs and Expenses of the Lender..........................73
         410.     -Copies and Facsimiles.....................................74
         411.     -Massachusetts Law.........................................74
         412.     -Consent to Jurisdiction...................................74
         413.     -Indemnification...........................................75
         414.     -Rules of Construction.....................................75
         415.     -Intent....................................................77
         416.     -Participations:...........................................78
         417.     -Right of Set-Off..........................................78
         418.     -Pledges To Federal Reserve Banks:.........................78
         419.     -Maximum Interest Rate.....................................78
         420.     -Waivers...................................................80


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                                    EXHIBITS

0                          :        Term Note
0                          :        Affiliates
0                          :        Trade Names
0                          :        Locations, Leases, and Landlords
0                          :        Encumbrances
0                          :        Indebtedness
0                          :        Insurance Policies
0                          :        Capital Leases
         4:4-12            :        Labor Relations
0                          :        Taxes
         4:4-16(vii)       :        ERISA Plans
         4:4-17            :        Hazardous Materials
0                          :        Litigation
         4:4-26            :        Restrictions on Indebtedness
         7:7-2             :        Exclusions from Security

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LOAN AND SECURITY AGREEMENT                        Back Bay Capital Funding, LLC
                                                                      The Lender

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                                                                October 10, 2000

          THIS AGREEMENT is made between

          Back Bay Capital Funding, LLC (the "Lender"), a Delaware limited liability company with offices at 40 Broad Street, Boston, Massachusetts 02109

          and

          Advanced Technical Products, Inc. ( in such capacity, the " Lead Borrower"), a Delaware corporation with its principal executive offices at 200 Mansell Ct. East, Suite 505, Roswell, Georgia, as agent for the following:


          Advanced Technical Products, Inc. ("ATP"), a Delaware corporation, Alcore, Inc. ("Alcore"), a Delaware corporation, Technical Products Group, Inc. ("Technical Products"), a Delaware corporation, Marion Properties, Inc. ("Marion"), a Delaware corporation, DeLand Properties, Inc. ("DeLand"), a Delaware corporation, and Lincoln Properties, Inc. ("Lincoln"), a Delaware corporation (ATP, Alcore, Technical Products, Marion, DeLand and Lincoln being referred to individually, collectively, and jointly and severally, as "Borrower" or "Borrowers"), each Borrower having an office at 200 Mansell Ct., East, Suite 505, Roswell, GA 30076.

in consideration of the mutual covenants contained herein and benefits to be derived herefrom,

                                   WITNESSETH:
- - Definitions:

     As used herein, the following terms have the following meanings or are defined in the section of this Agreement so indicated:

     "Account Debtor": Has the meaning given that term in the UCC.

     "Accounts" and "Accounts Receivable" include, without limitation, "accounts" as defined in the UCC, and also all: accounts, accounts receivable, receivables, and rights to payment (whether or not earned by performance) for: property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of; services rendered or to be rendered; a policy of insurance issued or to be issued; a secondary obligation incurred or to be incurred; energy provided or to be provided; for the use or hire of a vessel; arising out of the use of a credit or charge card or information contained on or used with that card; winnings in a lottery or other game of chance; and also all Inventory which gave rise thereto, and all rights associated with such Inventory, including the right of stoppage in transit; all reclaimed, returned, rejected or repossessed Inventory (if any) the sale of which gave rise to any Account.

     "AdjustedTangible Assets": all assets except: (a) any surplus resulting from any write-up of assets subsequent to April 28, 1995; (b) deferred assets, other than prepaid insurance and prepaid taxes; (c) patents, copyrights, trademarks, trade names, non-compete agreements, franchises and other similar intangibles; (d) goodwill, including any amounts, however designated on a Consolidated balance sheet of a Person or its Subsidiaries, representing the excess of the purchase price paid for assets or stock over the value assigned thereto on the books of such Person; (e) Restricted Investments; (f) unamortized debt discount and expense; (g) assets located and notes and receivables due from obligors outside of the United States of America; and (h) Accounts, notes and other receivables due from Affiliates or employees.

     "Adjusted Tangible Net Worth": at any date means a sum equal to: (a) the net book value (after deducting related depreciation, obsolescence, amortization, valuation, and other proper reserves) at which the Adjusted Tangible Assets of a Person would be shown on a balance sheet at such date in accordance with GAAP, minus (b) the amount at which such Person's liabilities (other than capital stock and surplus) would be shown on such balance sheet in accordance with GAAP, and including as liabilities all reserves for contingencies and other potential liabilities.

     "Affiliate": The following:

          (a) With respect to any two Persons, a relationship in which (i) one holds, directly or indirectly, not less than Twenty Five Percent (25%) of the capital stock, beneficial interests, partnership interests, or other equity interests of the other; or (ii) one has, directly or indirectly, the right, under ordinary circumstances, to vote for the election of a majority of the directors (or other body or Person who has those powers customarily vested in a board of directors of a corporation); or (iii) not less than Twenty Five Percent (25%) of their respective ownership is directly or indirectly held by the same third Person.

          (b) Any Person which: is a parent, brother-sister, subsidiary, or affiliate, of a Borrower; could have such enterprise's tax returns or financial statements consolidated with that Borrower's; could be a member of the same controlled group of corporations (within the meaning of Section 1563(a)(1), (2) and (3) of the Internal Revenue Code of 1986, as amended from time to time) of which any Borrower is a member; controls or is controlled by any Borrower.

     "Alcore Sale": means Borrower's proposed sale of all or substantially all of the assets of Alcore.

     "Applicable Law": As to any Person:(i) All statutes, rules, regulations, orders, or other requirements having the force of law and (ii) all court orders and injunctions, arbitrator's decisions, and/or similar rulings, in each instance ((i) and (ii)) of or by any federal, state, municipal, and other governmental authority, or court, tribunal, panel, or other body which has or claims jurisdiction over such Person, or any property of such Person, or of any other Person for whose conduct such Person would be responsible.

     "Bankruptcy Code": Title 11, U.S.C., as amended from time to time.

     "Borrower" and "Borrowers": Is defined in the Preamble.

     "BusinessDay": Any day other than (a) a Saturday or Sunday; (b) any day on which banks in Boston, Massachusetts or in Atlanta, Georgia, generally are not open to the general public for the purpose of conducting commercial banking business; or (c) a day on which the principal office of the Lender is not open to the general public to conduct business.

     "Capital Expenditures": Expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one year, including the total principal portion of Capitalized Lease Obligations

     "Capitalized Lease Obligation": any Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

     "Capital Lease": Any lease which is required to be capitalized in accordance with GAAP.

     "Change in Control": The occurrence of any of the following:

          (a) The acquisition, by any group of persons (within the meaning of the Securities Exchange Act of 1934, as amended) or by any Person, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission) of 35% or more of the issued and outstanding capital stock of the Lead Borrower having the right, under ordinary circumstances, to vote for the election of directors of the Lead Borrower.

          (B) Any failure of the Lead Borrower to own, beneficially and of record, 100% of the capital stock of all other Borrowers.

     "Chattel Paper": Has the meaning given that term in the UCC.

     "Closing Date": The date on which the conditions specified in Article 3 are satisfied or waived and the Term Loan is to be made hereunder.

     "Collateral": Is defined in Section 0.

     "Collateral Interest": Any interest in property to secure an obligation, including, without limitation, a security interest, mortgage, and deed of trust.

     "Consolidated": When used to modify a financial term, test, statement, or report, refers to the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of the Borrowers.

     "Costs of Collection": Includes, without limitation, all reasonable fees and reasonable out-of-pocket expenses incurred by the Lender's attorneys, and all reasonable out-of-pocket costs incurred by the Lender in the administration of the Liabilities and/or the Loan Documents, including, without limitation, reasonable costs and expenses associated with travel on behalf of the Lender, where such costs and expenses are directly or indirectly related to or in respect of the Lender's: administration and management of the Liabilities; negotiation, documentation, and amendment of any Loan Document; or efforts to preserve, protect, collect, or enforce the Collateral, the Liabilities, and/or the Lender's Rights and Remedies and/or any of the rights and remedies of the Lender against or in respect of any guarantor or other person liable in respect of the Liabilities (whether or not suit is instituted in connection with such efforts). The Costs of Collection are Liabilities, and at the Lender's option may bear interest at the then effective rate of interest applicable to loans and advances under the Term Loan.

     "Current Assets": at any date means the amount at which all of the current assets of a Person would be properly classified as current assets shown on a balance sheet at such date in accordance with GAAP except that amounts due from Affiliates and investments in Affiliates shall be excluded therefrom.

     "Current Pay Interest": Is defined in Section 0.

     "Default Rate": Is defined in Section 2:2-4(b).

     "Documents": Has the meaning given that term in the UCC.

     "Documents of Title": Has the meaning given that term in the UCC.

     "Early Termination Fee: Is defined in Section 2:2-3(b).

     "EBITDA":The Borrowers' Consolidated earnings before interest, taxes, depreciation, and amortization, each as determined in accordance with GAAP [inclusive of discontinued operations]. For the purposes of the calculation of the Fixed Charge Ratio and Interest Coverage Ratio through the period ending March 31, 2001, the following expenses taken by the Borrower, in their 10-Q report for the fiscal quarter ended June 30, 1999, shall be added to EBITDA: (i) expenses related to the terminated merger agreement with Veritas up$750,000, and
(ii) expenses related to severance payments due the Borrowers' former chairman.

     "Employee Benefit Plan": As defined in ERISA.

     "Encumbrance": Each of the following:

          (a) A Collateral Interest or agreement to create or grant a Collateral Interest); the interest of a lessor under a Capital Lease; conditional sale or other title retention agreement; sale of accounts receivable or chattel paper; or other arrangement pursuant to which any Person is entitled to any preference or priority with respect to the property or assets of another Person or the income or profits of such other Person; each of the foregoing whether consensual or non-consensual and whether arising by way of agreement, operation of law, legal process or otherwise. (b) The filing of any financing statement under the UCC or comparable law of any jurisdiction.

     "Environmental Laws": All of the following:

          (a) Applicable Law which regulates or relates to, or imposes any standard of conduct or liability on account of or in respect to, environmental protection matters, including, without limitation, Hazardous Materials, as are now or hereafter in effect.

          (b) The common law relating to damage to Persons or property from Hazardous Materials.

     "Equipment": Includes, without limitation, "equipment" as defined in the UCC, and also all furniture, store fixtures, motor vehicles, rolling stock, machinery, office equipment, plant equipment, tools, dies, molds, and other goods, property, and assets which are used and/or were purchased for use in the operation or furtherance of a Borrower's business, and any and all accessions or additions thereto, and substitutions therefor.

     "ERISA": The Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate": Any Person which is under common control with a Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes any Borrower and which would be treated as a single employer under Section 414 of the Internal Revenue Code of 1986, as amended.

     "Events of Default": Is defined in Article 0. An "Event of Default" shall be deemed to have occurred and to be continuing unless and until that Event of Default has been duly waived by the Lender.

     "Excess Cash Flow": EBITDA less the sum of permitted capital expenditures, cash taxes, cash principal payments, cash interest payments and cash payments made under capital leases (without duplication).

     "Excess Interest": Is defined in Section 13:13-19(b).

     "Farm Products": Has the meaning given that term in the UCC.

     "Fee Letter": That Fee Letter dated as of the Closing Date and styled "Fee Letter" between the Lead Borrower and the Lender, as such letter may be amended from time to time.

     "Fiscal":When followed by "month" or "quarter", the relevant fiscal period based on the Borrowers' fiscal year and accounting conventions. When followed by reference to a specific year, the fiscal year which ends in a month of the year to which reference is being made (e.g. if the Borrowers' fiscal year ends in January 2001 reference to that year would be to the Borrowers' "Fiscal 2001").

     "Fixed Charge Ratio": for any period of calculation, the ratio of EBITDA less Capital Expenditures to Fixed Charges.

     "Fixed Charges": For any period of calculation, with respect to the Borrower and its Subsidiaries, the sum of (i) permanent reductions of principal, and interest, on account of Indebtedness for borrowed money actually paid in cash during such period, plus (ii) Capital Lease payments paid in cash during such period, plus (iii) income taxes paid in cash during such period, each as determined in accordance with GAAP, plus (iv) Permitted Dividends.

     "Fixtures": Has the meaning given that term in the UCC.

     "GAAP": Principles which are consistent with those promulgated or adopted by the Financial Accounting Standards Board and its predecessors (or successors) in effect and applicable to that accounting period in respect of which reference to GAAP is being made.

     "General Intangibles": Includes, without limitation, "general intangibles" as defined in the UCC; and also all: rights to payment for credit extended; deposits; amounts due to any Borrower; credit memoranda in favor of any Borrower; warranty claims; tax refunds and abatements; insurance refunds and premium rebates; all means and vehicles of investment or hedging, including, without limitation, options, warrants, and futures contracts; records; customer lists; telephone numbers; goodwill; causes of action; judgments; payments under any settlement or other agreement; literary rights; rights to performance; royalties; license and/or franchise fees; rights of admission; licenses; franchises; license agreements, including all rights of any Borrower to enforce same; permits, certificates of convenience and necessity, and similar rights granted by any governmental authority; patents, patent applications, patents pending, and other intellectual property; internet addresses and domain names; developmental ideas and concepts; proprietary processes; blueprints, drawings, designs, diagrams, plans, reports, and charts; catalogs; manuals; technical data; computer software programs (including the source and object codes therefor), computer records, computer software, rights of access to computer record service bureaus, service bureau computer contracts, and computer data; tapes, disks, semi-conductors chips and printouts; trade secrets rights, copyrights, mask work rights and interests, and derivative works and interests; user, technical reference, and other manuals and materials; trade names, trademarks, service marks, and all goodwill relating thereto; applications for registration of the foregoing; and all other general intangible property of any Borrower in the nature of intellectual property; proposals; cost estimates, and reproductions on paper, or otherwise, of any and all concepts or ideas, and any matter related to, or connected with, the design, development, manufacture, sale, marketing, leasing, or use of any or all property produced, sold, or leased, by any or credit extended or services performed, by any Borrower, whether intended for an individual customer or the general business of any Borrower, or used or useful in connection with research by any Borrower.

     "Goods": Has the meaning given that term in the UCC, and also includes all things movable when a security interest therein attaches and also all computer programs embedded in goods and any supporting information provided in connection with a transaction relating to the program if (i) the program is associated with the goods in such manner that it customarily is considered part of the goods or
(ii) by becoming the owner of the goods, a Person acquires a right to use the program in connection with the goods.

     "Hazardous Materials": Any (a) substance which is defined or regulated as a hazardous material in or under any Environmental Law and (b) oil in any physical state.

     "Indebtedness": All indebtedness and obligations of or assumed by any Person on account of or in respect to any of the following:

          (a) In respect of money borrowed (including any indebtedness which is non-recourse to the credit of such Person but which is secured by an Encumbrance on any asset of such Person) whether or not evidenced by a promissory note, bond, debenture or other written obligation to pay money.

          (b) In connection with any letter of credit or acceptance transaction (including, without limitation, the face amount of all letters of credit and acceptances issued for the account of such Person or reimbursement on account of which such Person would be obligated).

          (c) In connection with the sale or discount of accounts receivable or chattel paper of such Person.

          (d) On account of deposits or advances.

          (e) As lessee under Capital Leases.

          (f) In connection with any sale and leaseback transaction. "Indebtedness" also includes:

               (x) Indebtedness of others secured by an Encumbrance on any asset of such Person, whether or not such Indebtedness is assumed by such Person.

               (y) Any guaranty, endorsement, suretyship or other undertaking pursuant to which that Person may be liable on account of any obligation of any third party.

               (z) The Indebtedness of a partnership or joint venture for which such Person is liable as a general partner or joint venturer.

     "In Default": Any occurrence, circumstance, or state of facts with respect to a Borrower which (a) is an Event of Default; or (b) would become an Event of Default if any requisite notice were given and/or any requisite period of time were to run and such occurrence, circumstance, or state of facts were not absolutely cured within any applicable grace period.

     "Indemnified Person": Is defined in Section 513.

     "Instruments": Has the meaning given that term in the UCC.

     "Interest Coverage Ratio": for any period of calculation, the ratio of EBITDA to Interest Expense.

     "InterestExpense": with respect to any fiscal period, the interest expense incurred for such period as determined in accordance with GAAP (excluding any PIK Interest that is capitalized and added to the outstanding principal amount of the Term Loan in accordance with Section 2-4(a)(ii)(A) of the Agreement) plus letter of credit and guaranty fees owing for such period.

     "Inventory": Includes, without limitation, "inventory" as defined in the UCC and also all: (a) Goods which are leased by a Person as lessor; are held by a Person for sale or lease or to be furnished under a contract of service; are furnished by a Person under a contract of service; or consist of raw materials, work in process, or materials used or consumed in a business; (b) Goods of said description in transit; (c) Goods of said description which all returned, repossessed and rejected; (d) packaging, advertising, and shipping materials related to any of the foregoing; (e) all names, marks, and General Intangibles affixed or to be affixed or associated thereto; and (f) Documents and Documents of Title which represent any of the foregoing.

     "Investment Property": Has the meaning given that term in the UCC.

     "Lease": Any lease or other agreement, no matter how styled or structured, pursuant to which a Borrower is entitled to the use or occupancy of any space.

     "Leasehold Interest": Any interest of a Borrower as lessee under any Lease.

     "Lender": Is defined in the Preamble to this Agreement.

     "Lender's Rights and Remedies": Is defined in Section 27.

     "Letter-of-Credit Right": Has the meaning given that term in UCC 9'99 and also refers to any right to payment or performance under an L/C, whether or not the beneficiary has demanded or is at the time entitled to demand payment or performance.

     "Liabilities": Includes, without limitation, the following:

          (i) Any and all direct and indirect liabilities, debts, and obligations of each Borrower to the Lender, each of every kind, nature, and description.

          (ii) Each obligation to repay any loan, advance, indebtedness, note, obligation, overdraft, or amount now or hereafter owing by any Borrower to the Lender (including all future advances whether or not made pursuant to a commitment by the Lender), whether or not any of such are liquidated, unliquidated, primary, secondary, secured, unsecured, direct, indirect, absolute, contingent, or of any other type, nature, or description, or by reason of any cause of action which the Lender may hold against any Borrower.

          (iii) All notes and other obligations of each Borrower now or hereafter assigned to or held by the Lender, each of every kind, nature, and description.

          (iv) All interest, fees, and charges and other amounts which may be charged by the Lender to any Borrower and/or which may be due from any Borrower to the Lender from time to time.

          (v) All costs and expenses incurred or paid by the Lender in respect of any agreement between any Borrower and the Lender or instrument furnished by any Borrower to the Lender (including, without limitation, Costs of Collection, attorneys' reasonable fees, and all court and litigation costs and expenses).

          (vi) Any and all covenants of each Borrower to or with the Lender and any and all obligations of each Borrower to act or to refrain from acting in accordance with any agreement between that Borrower and the Lender or instrument furnished by that Borrower to the Lender. (vii) All obligations under the Warrant Purchase Agreement dated October 10, 2000 between ATP and the Lender.

          (viii) Each of the foregoing as if each reference to the " the Lender" were to each Affiliate of the Lender, provided, in no event shall "Obligations" arising under the Tranche A Loan Agreement be included as Liabilities hereunder.

     "Lien": any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on common law, statute or contract. The term "Lien" shall also include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property. For the purpose of the Agreement, Borrower shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

     "Loan Documents": This Agreement, each instrument and document executed and/or delivered as contemplated by Article 0, below, and each other instrument or document from time to time executed and/or delivered in connection with the arrangements contemplated hereby or in connection with any transaction with the Lender or any Affiliate of the Lender, including, without limitation, any transaction which arises out of any cash management, depository, investment, letter of credit, interest rate protection, or equipment leasing services provided by the Lender or any Affiliate of the Lender, as each may be amended from time to time.

     "MaterialAccounting Change": Any change in GAAP applicable to accounting periods subsequent to the Borrowers' fiscal year most recently completed prior to the execution of this Agreement, which change has a material effect on the Borrowers' Consolidated financial condition or operating results, as reflected on financial statements and reports prepared by or for the Borrowers, when compared with such condition or results as if such change had not taken place or where preparation of the Borrowers' statements and reports in compliance with such change results in the breach of a financial performance covenant imposed pursuant to Section 0 where such a breach would not have occurred if such change had not taken place or visa versa.

     "Maturity Date": October 30, 2003.

     "Maximum Legal Rate": Is defined in Section 13:13-19.

     "Money Borrowed": means (a) Indebtedness arising from the lending of money by any Person to Borrower; (b) Indebtedness, whether or not in any such case arising from the lending by any Person of money to Borrower, (i) which is represented by notes payable or drafts accepted that evidence extensions of credit, (ii) which constitutes obligations evidenced by bonds, debentures, notes or similar instruments, or (iii) upon which interest charges are customarily paid (other than accounts payable) or that was issued or assumed as full or partial payment for Property; (c) Indebtedness that constitutes a Capitalized Lease Obligation; (d) reimbursement obligations with respect to letters of credit or guaranties of letters of credit and (e) Indebtedness of Borrower under any guaranty of obligations that would constitute Indebtedness for Money Borrowed under clauses (a) through (c) hereof, if owed directly by Borrower.

     "Participant": Is defined in Section 516, hereof.

     "Payment Intangible": Has the meaning given that term in UCC 9'99 and also refers to any general intangible under which the Account Debtor's primary obligation is a monetary obligation.

     "Permitted Encumbrances": Those Encumbrances permitted as provided in
Section 0 hereof.

     "Permitted Dividends": Those dividends permitted pursuant to Section 4:4-19(a), below.

     "Permitted Purchase Money Indebtedness": Purchase Money Indebtedness of Borrower incurred after the date hereof which is secured by a Purchase Money Lien and which, when aggregated with the principal amount of all other such Indebtedness and Capitalized Lease Obligations of Borrower at the time outstanding, does not exceed $1,000,000.00. For the purposes of this definition, the principal amount of any Purchase Money Indebtedness consisting of capitalized leases shall be computed as a Capitalized Lease Obligation.

     "Person": Any natural person, and any corporation, limited liability company, trust, partnership, joint venture, or other enterprise or entity.

     "PIK Interest": Defined in Section 0.

     "Proceeds": Includes, without limitation, "Proceeds" as defined in the UCC and each type of property described in Section 0 hereof.

     "Properly Contested": In the case of any Indebtedness of a Borrower (including any Taxes) that is not paid as and when due or payable by reason of such Borrower's bona fide dispute concerning its liability to pay same or concerning the amount thereof, that (a) such Indebtedness and any Liens securing same are being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted, (b) such Borrower has established appropriate reserves as shall be required in conformity with GAAP, (c) the non-payment of such Indebtedness will not have a material adverse effect and will not result in a forfeiture of any assets of such Borrower; (d) no Lien is imposed upon any of such Borrower's assets with respect to such Indebtedness unless such Lien is at all times junior and subordinate in priority to the Liens in favor of Lender (except only with respect to property taxes that have priority as a matter of applicable state law); (e) if the Indebtedness results from the entry, rendition or issuance against a Borrower or any of its assets of a judgment, writ, order or decree, such judgment, writ, order or decree is stayed or bonded pending a timely appeal or other judicial review; and (f) if such contest is abandoned, settled or determined adversely to such Borrower, such Borrower forthwith pays such Indebtedness and all penalties and interest in connection therewith.

     "Property": any interest in any kind of property or asset, whether real, personal or mixed, or tangible or tangible.

     "Proposed Sales": mean, individually and/or collectively, as the context may require, the Alcore Sale and the Specialty Vehicle Sale.

     "PurchaseMoney Indebtedness": means and includes (a) Indebtedness (other than the Liabilities) for the payment of all or any part of the purchase price of any fixed assets, (b) any Indebtedness (other than the Liabilities) incurred at the time of or within ten (10) days prior to or after the acquisition of any fixed assets for the purpose of financing all or any part of the purchase price thereof, and (c) any renewals, extensions or refinancings thereof, but not any increases in the principal amounts thereof outstanding at the time.

     "PurchaseMoney Lien": a Lien upon fixed assets which secures Purchase Money Indebtedness, but only if such Lien shall at all times be confined solely to the fixed assets the purchase price of which was financed through the incurrence of the Purchase Money Indebtedness secured by such Lien.

     "Receivables Collateral": That portion of the Collateral which consists of Accounts, Accounts Receivable, General Intangibles, Chattel Paper, Instruments, Documents of Title, Documents, Investment Property, Payment Rights, Letter-of-Credit Rights, bankers' acceptances, and all other rights to payment.

     "Rentals": as defined in Section 4-10.

     "Requirements of Law": As to any Person:

          (a) Applicable Law.

          (b) That Person's organizational documents.

          (c) That Person's by-laws and/or other instruments which deal with corporate or similar governance, as applicable.

     "Restricted Investment": any investment made in cash or by delivery of Property to any Person, whether by acquisition of stock, Indebtedness or other obligation or Security, or by loan, advance or capital contribution, or otherwise, or in any Property except the following:

          (a) investments in one or more Subsidiaries of Borrower to the extent existing on the Closing Date;

          (b) Property to be used in the ordinary course of business;

          (c) Current Assets arising from the sale of goods and services in the ordinary course of business of Borrower and its Subsidiaries;


          (d) investments in direct obligations of the United States of America, or any agency thereof or obligations guaranteed by the United States of America, provided that such obligations mature within one year from the date of acquisition thereof;

          (e) investments in certificates of deposit maturing within one year from the date of acquisition issued by a bank or trust company organized under the laws of the United States or any state thereof having capital surplus and undivided profits aggregating at least $100,000,000; and

          (f) investments in commercial paper given the highest rating by a national credit rating agency and maturing not more than 270 days from the date of creation thereof.

     "Senior Indebtedness": means all Indebtedness of Borrower.

     "Specialty Vehicle Sale": means Borrower's proposed sale of its assets owned in respect of its Specialty Vehicle Electronics/Intellitech division.

     "Subsidiary": any corporation of which a Person owns, directly or indirectly through one or more intermediaries, more than fifty percent (50%) of the Voting Stock at the time of determination.

     "Supporting Obligation": Has the meaning given that term in UCC 9'99 and also refers to a Letter-of-Credit Right or secondary obligation which supports the payment or performance of an Account, Chattel Paper, a Document, a General Intangible, an Instrument, or Investment Property.

     "Term Loan": Defined in Section 2:2-1.

     "Term Loan A Loans": The Term Notes and the Equipment Notes, as defined in the Tranche A Loan Agreement.

     "Term Loan Interest Payment Date": Defined in Section 0.

     "Term Loan Interest Rate": Defined in Section 0.

     "Term Loan Early Termination Fee": Defined in Section ?.

     "Term Note": Defined in Section 0.

     "Termination Date": The earliest of (a) the Maturity Date; or (b) the occurrence of any event described in Section 0, below; or (c) the Lender's notice to the Lead Borrower setting the Termination Date on account of the occurrence of any Event of Default other than as described in Section 0, below; or (d) that date, sixty (60) days irrevocable written notice of which is provided by the Lead Borrower to the Lender.

     "Tranche A Agent": Fleet Capital Corporation, a Rhode Island corporation with an office at 5950 Sherry Lane, Suite 300, Dallas, Texas 75225

     "Tranche A Loan Agreement": That certain Second Amended and Restated Loan and Security Agreement dated October 10, 2000 by and among the Borrowers, the Tranche A Agent and the Lenders party thereto, as amended and in effect from time to time.

     "UCC": The Uniform Commercial Code as in effect from time to time in Massachusetts.

     "UCC9'99": The Uniform Commercial Code, Article 9, 1999 Official Text, except that following the effectiveness, in Massachusetts, of the revision of
Article 9 of the Uniform Commercial Code contemplated by UCC9'99 (with such nonuniform variations as may be adopted as part of the enactment of that revision), each reference to "UCC9'99" shall be to the UCC.

- - The Term Loan:

- -Commitment To Make Term Loan.

Subject to satisfaction of the Conditions Precedent (Article 0) by on or prior to the date of this Agreement, the Borrowers shall borrow from the Lender and the Lender shall lend to the Borrowers the sum of $7,000,000.00 (the "Term Loan"), repayable with interest as provided herein. The proceeds of the Term Loan shall be used solely for general working capital purposes.

- -The Term Note. The obligation to repay the Term Loan, with interest as provided herein, shall be evidenced by a Note (the "Term Note") in the form of EXHIBIT 0, annexed hereto, executed by the Borrowers. Neither the original nor a copy of the Term Note shall be required, however, to establish or prove any Liability.
In the event that the Term Note is ever lost, mutilated, or destroyed, the Borrowers shall execute a replacement thereof and deliver such replacement to the Lender.

- -Payment of Principal of the Term Loan.

Except as provided in Sections ?, the Borrowers may not repay all or any portion of the principal balance of the Term Loan prior to the Termination Date. No prepayments shall be made towards the unpaid principal balance of the Term Loan prior to twelve (12) months from the date of this Agreement. Thereafter, if, other than as provided in Subsection (c), below, the Liabilities are accelerated as a result of the occurrence of an Event of Default, or the Borrower prepays the Term Loan at any time, in whole or in part, the Borrower shall pay to the Lender an "Term Loan Early Termination Fee" equal to two (2%) percent of any amount prepaid. Any prepayments shall be in minimum increments of $2,000,000.00, except that no Term Loan Early Termination Fee shall be due and payable on account of a prepayment in accordance with the mandatory prepayment provisions included in Section 2:2-3(c) below. In addition to regularly scheduled principal payments, upon payment in full of the Term Loan A Loans, the Borrowers, at the Lender's option and request, shall prepay the Term Loan in an amount up to forty percent (40%) of the amount of Excess Cash Flow with respect to each fiscal year of Borrower during the term hereof, commencing with the fiscal year ending December 31, 2001, with such payment being made, with respect to any fiscal year, within two (2) Business Days following the earlier to occur of (a) the due date of delivery by Borrower to the Lender of its annual audited financial statements as required by Section 5-6 hereof, or (b) the Lender's receipt of such financial statements and the compliance certificate related thereto. Amounts prepaid thereunder shall be applied ratably in inverse order of maturity. The Borrowers shall repay the then entire unpaid balance of the Term Loan and all accrued and unpaid interest thereon on the Termination Date.

- -Interest On The Term Loan.

     Subject to Section 0, the unpaid principal balance of the Term Loan shall bear interest, until repaid, at the fixed rate of 15% per annum (the "Term Loan Interest Rate"), payable as follows: Accrued interest on the unpaid principal balance of the Term Loan equal to twelve and one-half percent (12.5%) per annum ("Current Pay Interest") shall be payable monthly in arrears, on the first Business Day of each month (the "Term Loan Interest Payment Date"), and on the Maturity Date.

     Subject to Section 2-4(b), accrued interest on the unpaid principal balance of the Term Loan in excess of Current Pay Interest (which excess is referred to herein as "PIK Interest") shall be payable as follows:

     The Borrowers shall have the option, exercisable by irrevocable written notice by the Lead Borrower to the Lender made at least three (3) Business Days prior to relevant Term Loan Interest Payment Date, to pay all or any part of such PIK Interest by adding the same to the principal balance of the Term Note on that Term Loan Interest Payment Date. At the Lender's option and request, the Borrowers shall execute notes from time to time in form acceptable to the Lender to evidence such addition of accrued interest to the principal balance of the Term Note. PIK Interest as to which the option provided in Section 0 is not exercised shall be paid on the then next Term Loan Interest Payment Date.

     At the direction of the Lender, following the occurrence of any Event of Default (and whether or not Acceleration has taken place), the option provided in Section 0 shall terminate and accrued interest to which such option otherwise could have been exercised shall be paid on each Term Loan Interest Payment Date.

Following the occurrence of any Event of Default (and whether or not Acceleration has taken place), at the direction of the Lender, interest shall accrue and shall be payable on the unpaid principal balance of the Term Loan on demand, at the aggregate of the Term Loan Interest Rate plus three percent (3%) per annum (the "Default Rate").

- -Fees.            Payable as provided in the Fee Letter.

- -Lender's Discretion.

Each reference in the Loan Documents to the exercise of discretion or the like by the Lender shall be to the Lender's exercise of its judgment, in good faith (which shall be presumed), based upon the Lender's consideration of any such factors as the Lender, taking into account information of which that Person then has actual knowledge, believes:

     Will or reasonably could be expected to affect the value of the Collateral, the enforceability of the Lender's Collateral Interests therein, or the amount which the Lender would likely realize therefrom (taking into account delays which may possibly be encountered in the Lender's realizing upon the Collateral and likely Costs of Collection). Indicates that any report or financial information delivered to the Lender by or on behalf of any Borrower is incomplete, inaccurate, or misleading in any material manner or was not prepared in accordance with the requirements of this Agreement. Suggests an increase in the likelihood that any Borrower will become the subject of a bankruptcy or insolvency proceeding. Suggests that any Borrower is In Default.

     The burden of establishing the failure of the Lender to have acted in a reasonable manner in the Lender's exercise of such discretion shall be the Borrowers' and may be made only by clear and convincing evidence.

- -Joint and Several Liability of the Borrowers.

Notwithstanding anything in this Agreement or any other Loan Document to the contrary, each of the Borrowers hereby accepts joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lender under this Agreement and the other Loan Documents, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of the other Borrower to accept joint and several liability for the Loan and the other Liabilities hereunder. Each of the Borrowers, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrower, with respect to the payment and performance of all of the Liabilities (including, without limitation, any Liabilities arising under this Section 2-7), it being the intention of the parties hereto that all the Liabilities shall be the joint and several obligations of each of the Borrowers without preferences or distinction among them. If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the Liabilities as and when due or to perform any of the Liabilities in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Liability. Subject to the terms and conditions hereof, the Liabilities of each of the Borrowers under the provisions of this Section 2-7 constitute the absolute and unconditional, full recourse Liabilities of each of the Borrowers enforceable against each such Person to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement, the other Loan Documents or any other circumstances whatsoever. The provisions of this Section 2-7 are made for the benefit of the Lender and its successors and assigns, and may be enforced by them from time to time against any or all of the Borrowers as often as occasion therefor may arise and without requirement on the part of the Lender or such successors or assigns first to marshall any of its or their claims or to exercise any of its or their rights against any other Borrower or to exhaust any remedies available to it or them against any other Borrower or to resort to any other source or means of obtaining payment of any of the Liabilities hereunder or to elect any other remedy. The provisions of this Section 2-7 shall remain in effect until all of the Liabilities shall have been paid in full or otherwise fully satisfied. Each of the Borrowers hereby agrees that it will not enforce any of its rights of contribution or subrogation against the other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to the Lender with respect to any of the Liabilities or any Collateral until such time as all of the Liabilities have been paid in full in cash. Any claim which any Borrower may have against the other Borrower with respect to any payments to the Lender hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Liabilities arising hereunder or thereunder, to the prior payment in full in cash of the Liabilities and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Liabilities shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to the other Borrower therefor.

- -
         Designation of Lead Borrower as Borrowers' Agent.

     Each Borrower hereby designates the Lead Borrower as that Borrower's agent to obtain the Loan hereunder, the proceeds of which shall be available to each Borrower for those uses as those set forth in Section 2-1(b). As the disclosed principal for its agent, each Borrower shall be obligated to the Lender on account of the Loan so made hereunder as if made directly by the Lenders to that Borrower, notwithstanding the manner by which the Loan is recorded on the books and records of the Lead Borrower and of any Borrower. Each Borrower recognizes that credit available to it hereunder is in excess of and on better terms than it otherwise could obtain on and for its own account and that one of the reasons therefor is its joining in the credit facility contemplated herein with all other Borrowers. Consequently, each Borrower hereby assumes and agrees to discharge all Liabilities of all other Borrowers as if the Borrower so assuming were each other Borrower. The Lead Borrower shall act as a conduit for each Borrower (including itself, as a "Borrower") on whose behalf the Lead Borrower has requested the Loan. The proceeds of the Loan shall be deposited into an account as designated by the Lead Borrower. The Lead Borrower shall cause the transfer of the proceeds thereof to the (those) Borrower(s) on whose behalf the Loan was obtained. The Lender shall not have any obligation to see to the application of such proceeds.

- - Conditions Precedent:

     As a condition to the effectiveness of this Agreement and the making of the Term Loan, each of the documents respectively described in Sections 0 through and including 0, (each in form and substance satisfactory to the Lender) shall have been delivered to the Lender, and the conditions respectively described in Sections 0 through and including 0, shall have been satisfied:

- -Corporate Due Diligence.

Certificates of corporate good standing for each Borrower, respectively issued by the Secretary of State for the state in which that Borrower is incorporated. Certificates of due qualification, in good standing, issued by the Secretary(ies) of State of each State in which the nature a Borrower's business conducted or assets owned could require such qualification.

Certificates of each Borrower's Secretaries of the due adoption, continued effectiveness, and setting forth the texts of, each corporate resolution adopted in connection with the establishment of the loan arrangement contemplated by the Loan Documents and attesting to the true signatures of each Person authorized as a signatory to any of the Loan Documents.

- -Opinion. An opinion of counsel to the Borrowers in form and substance satisfactory to the Lender.

- -Additional Documents. Such additional instruments and documents as the Lender or its counsel reasonably may require or request including, without limitation, the following:

Term Note
Stock Pledge Agreement
ATP Trademark Security Agreement
ATP Patent Security Agreement
Alcore Trademark Security Agreement
Intercreditor Agreement
Deeds of Trust/Mortgages
          Marion, Virginia
         Lincoln, Nebraska
         DeLand, Florida
Collateral Assignments of Lease and Mortgage
          Marion, Virginia
          Lincoln, Nebraska
         DeLand, Florida

- -Officers' Certificates. Certificates executed by the President and the Chief Financial Officer of the Lead Borrower and stating that the representations and warranties made by the Borrowers to the Lender in the Loan Documents are true and complete as of the date of such Certificate, and that no event has occurred which is or which, solely with the giving of notice or passage of time (or both) would be an Event of Default.

- -Representations and Warranties. Each of the representations made by or on behalf of each Borrower in this Agreement or in any of the other Loan Documents or in any other report, statement, document, or paper provided by or on behalf of each Borrower shall be true and complete as of the date as of which such representation or warranty was made.

- -All Fees and Expenses Paid. All fees due at funding under the Term Loan and all costs and expenses incurred by the Lender in connection with the establishment of the credit facility contemplated hereby (including the fees and expenses of counsel to the Lender) shall have been paid in full. Such fees, expenses and costs may be netted out of the funding of the Term Loan.

- -No Borrower In Default.   No Borrower is In Default.

- -No Adverse Change. No event shall have occurred or failed to occur, which occurrence or failure is or could have a materially adverse effect upon any Borrower's financial condition when compared with such financial condition at July 31, 2000.

- -Minimum Day One Availability. Availability (as defined in the Tranche A Loan Agreement), after giving effect to the funding of the Term Loan, less all then held checks (if any); accounts payable which are beyond credit terms then accorded the Borrower; overdrafts; any past due accounts payable, or accounts payable not within terms as permitted in the ordinary course, shall be equal to or greater than $3,000,000.00.

No document shall be deemed delivered to the Lender until received and accepted by the Lender at its offices in Boston, Massachusetts. Under no circumstances shall this Agreement take effect until executed and accepted by the Lender at said offices.

- - General Representations, Covenants and Warranties:

     To induce the Lender to make the Term Loan, the Borrowers, in addition to all other representations, warranties, and covenants made by any Borrower in any other Loan Document, make those representations, warranties, and covenants included in this Agreement.

- -Payment and Performance of Liabilities. The Borrowers shall pay each payment Liability when due (or when demanded, if payable on demand) and shall promptly, punctually, and faithfully perform each other Liability.

- -Due Organization. Authorization. No Conflicts.

Each Borrower presently is and hereafter shall remain in good standing as a corporation under the laws of the State in which it is organized, as set forth in the Preamble to this Agreement and is and shall hereafter remain duly qualified and in good standing in every other State in which, by reason of the nature or location of each Borrower's assets or operation of each Borrower's business, such qualification may be necessary, except where the failure to so qualify would have no more than a de minimis adverse effect on the business or a assets of any Borrower. Each Borrower's respective organizational identification number assigned to it by the State of its incorporation and its respective federal employer identification number is as follows:

          Borrower                                    Federal Tax Id. No.
          --------                                    -------------------
          Advanced Technical Products, Inc.  -        11-1581582
          Alcore, Inc.                                -        52-1762126
          Technical Products Group, Inc.     -        76-0467373
          Marion Properties, Inc.            -        76-0467375
          DeLand Properties, Inc.            -        76-0467374
          Lincoln Properties, Inc.           -        76-0467376

No Borrower shall not change its State of organization; any organizational identification number assigned to that Borrower by that State; or that Borrower's federal taxpayer identification number. Each Affiliate is listed on
EXHIBIT 0, annexed hereto. The Lead Borrower shall provide the Lender with prior written notice of any entity's becoming or ceasing to be an Affiliate. Each Borrower has all requisite power and authority to execute and deliver all Loan Documents to which that Borrower is a party and has and will hereafter retain all requisite power to perform all Liabilities.

The execution and delivery by each Borrower of each Loan Document to which it is a party; each Borrower's consummation of the transactions contemplated by such Loan Documents (including, without limitation, the creation of Collateral Interests by that Borrower to secure the Liabilities); each Borrower's performance under those of the Loan Documents to which it is a party; the borrowings hereunder; and the use of the proceeds thereof:

     Have been duly authorized by all necessary action. Do not, and will not, contravene in any material respect any provision of any Requirement of Law or obligation of that Borrower. Will not result in the creation or imposition of, or the obligation to create or impose, any Encumbrance upon any assets of that Borrower pursuant to any Requirement of Law or obligation, except pursuant to the Loan Documents.

The Loan Documents have been duly executed and delivered by each Borrower and are the legal, valid and binding obligations of each Borrower, enforceable against each Borrower in accordance with their respective terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or by principles of equity pertaining to the availability of equitable remedies.

- -Trade Names.

EXHIBIT 0, annexed hereto, is a listing of:


     All names under which any Borrower ever conducted its business.

     All Persons with whom any Borrower ever consolidated or merged, or from whom any Borrower ever acquired in a single transaction or in a series of related transactions substantially all of such Person's assets.

The Lead Borrower will provide the Lender with not less than twenty-one (21) days prior written notice (with reasonable particularity) of any change to any Borrower's name from that under which that Borrower is conducting its business at the execution of this Agreement and will not effect such change unless each Borrower is then in compliance with all provisions of this Agreement.

- -Infrastructure.

Each Borrower has and will maintain a sufficient infrastructure to conduct its business as presently conducted and as contemplated to be conducted following its execution of this Agreement. Each Borrower owns and possesses, or has the right to use (and will hereafter own, possess, or have such right to use) all patents, industrial designs, trademarks, trade names, trade styles, brand names, service marks, logos, copyrights, trade secrets, know-how, confidential information, and other intellectual or proprietary property of any third Person necessary for that Borrower's conduct of that Borrower's business.


The conduct by each Borrower of that Borrower's business does not presently infringe (nor will any Borrower conduct its business in the future so as to infringe) the patents, industrial designs, trademarks, trade names, trade styles, brand names, service marks, logos, copyrights, trade secrets, know-how, confidential information, or other intellectual or proprietary property of any third Person.

- -Locations.

The Collateral, and the books, records, and papers of Borrowers' pertaining thereto, are kept and maintained solely at the following locations:

     The Lead Borrower's chief executive offices which are at 200 Mansell Ct. East, Suite 505, Roswell, Georgia.

     Those locations which are listed on EXHIBIT 0, annexed hereto, which
     EXHIBIT includes, with respect to each such location, the name and address of the landlord on the Lease which covers such location (or an indication that a Borrower owns the subject location) and of all service bureaus with which any such records are maintained and the names and addresses of each of then Borrowers' landlords.

     2. No Borrower shall remove any of the Collateral from said chief executive office or those locations listed on EXHIBIT 0 except for the following purposes:
To accomplish sales in the ordinary course of business. To utilize such of the Collateral as is removed from such locations in the ordinary course of business (such as motor vehicles).

 No Borrower will:

     Execute, alter, modify, or amend any Lease, except for any lease terminations in connection with the Alcore Sale or the Specialty Vehicle Sale. Commit to, or open or close any location at which any Borrower maintains manufacturing or sales facilities.

Except as otherwise disclosed pursuant to, or permitted by, this Section 0, no tangible personal property of any Borrower is in the care or custody of any third party or stored or entrusted with a bailee or other third party and none shall hereafter be placed under such care, custody, storage, or entrustment.

- -Title to Assets.

The Borrowers are, and shall hereafter remain, the owners of the Collateral free and clear of all Encumbrances with the exceptions of the following (the "Permitted Encumbrances"): Encumbrances in favor of the Lender.

     Encumbrances granted pursuant to the Tranche A Loan Agreement. Those Encumbrances (if any) listed on EXHIBIT 0, annexed hereto. Liens for taxes (excluding any Lien imposed pursuant to any of the provisions of ERISA) not yet due or being Properly Contested; Liens arising in the ordinary course of its business by operation of law or regulation, but only if (i) payment in respect of any such Lien is not at the time required or (ii) the Indebtedness secured by such Lien is being Properly Contested and such Lien does not materially detract from the value of its Property or materially impair the use thereof in the operation of its business; Purchase Money Liens securing Permitted Purchase Money Indebtedness; Rights of lessors under Capital Leases; Rights of the United States of America or any department, agency or instrumentality thereof pursuant to the "Government Property Clause" and "Progress Payment Clause", if any, in any contract with the Borrowers; and such other Liens as the Lender may hereafter approve in writing.

No Borrower has, and none shall have, possession of any property on consignment to that Borrower.

- -Indebtedness. The Borrowers do not and shall not hereafter have any Indebtedness with the exceptions of:


Any Indebtedness on account of the Term Loan. The Indebtedness incurred pursuant to the Tranche A Loan Agreement. The Indebtedness (if any) listed on EXHIBIT 0, annexed hereto. Accounts payable to trade creditors and current operating expenses (other than for Money Borrowed) which are not aged more than 45 days from the due date, in each case incurred in the ordinary course of business and paid within such time period, unless the same are being Properly Contested. Obligations to pay Rentals permitted by Section 4-10. Permitted Purchase Money Indebtedness. Contingent liabilities arising out of endorsements of checks and other negotiable instruments for deposit or collection in the ordinary course of business. Indebtedness not included in paragraphs (a) through (g) above, which, as to Borrower, does not exceed at any time, in the aggregate, the sum of $500,000.

- -Insurance.

EXHIBIT 0, annexed hereto, is a schedule of all insurance policies owned by the Borrowers or under which any Borrower is the named insured. Each of such policies is in full force and effect. Neither the issuer of any such policy nor any Borrower is in default or violation of any such policy. The Borrowers shall have and maintain at all times insurance covering such risks, in such amounts, containing such terms, in such form, for such periods, and written by such companies as may be satisfactory to the Lender. All insurance carried by the Borrowers shall provide for a minimum of thirty (30) days' written notice of cancellation to the Lender and all such insurance which covers the Collateral shall include an endorsement in favor of the Lender, which endorsement shall provide that the insurance, to the extent of the Lender's interest therein, shall not be impaired or invalidated, in whole or in part, by reason of any act or neglect of any Borrower or by the failure of any Borrower to comply with any warranty or condition of the policy. The coverage reflected on EXHIBIT 0 presently satisfies the foregoing requirements, it being recognized by each Borrower, however, that such requirements may change hereafter to reflect changing circumstances.

The Lead Borrower shall furnish the Lender from time to time with certificates or other evidence satisfactory to the Lender regarding compliance by the Borrowers with the foregoing requirements. In the event of the failure by the Borrowers to maintain insurance as required herein, the Lender, at its option, may obtain such insurance, provided, however, the Lender's obtaining of such insurance shall not constitute a cure or waiver of any Event of Default occasioned by the Borrowers' failure to have maintained such insurance.

- -Licenses. Each license, distributorship, franchise, and similar agreement issued to, or to which any Borrower is a party is in full force and effect. No party to any such license or agreement is in default or violation thereof. No Borrower has received any notice or threat of cancellation of any such license or agreement.

- -Leases. EXHIBIT 0, annexed hereto, is a schedule of all presently effective Capital Leases. (Exhibit 0 includes a list of all other presently effective Leases). Each of such Leases and Capital Leases is in full force and effect. No party to any such Lease or Capital Lease is in default or violation of any such Lease or Capital Lease. No Borrower has received any notice or threat of cancellation of any such Lease or Capital Lease. Each Borrower hereby authorizes the Lender at any time and from time to time to contact any of the Borrowers' respective landlords in order to confirm the Borrowers' continued compliance with the terms and conditions of the Lease(s) between the subject Borrower and that landlord and to discuss such issues, concerning the subject Borrower's occupancy under such Lease(s), as the Lender may determine. The Borrower shall not become, or permit any of its Subsidiaries to become, a lessee under any operating lease (other than a lease under which Borrower or any of its Subsidiaries is lessor) of Property if the aggregate Rentals payable during any current or future period of twelve (12) consecutive months under the lease in question and all other leases under which Borrower or any of its Subsidiaries is then lessee would exceed $2,000,000. The term "Rentals" means, as of the date of determination, all payments which the lessee is required to make by the terms of any lease.

- -Requirements of Law. Each Borrower is in compliance with, and shall hereafter comply with and use its assets in compliance with, all Requirements of Law except where the failure of such compliance will not have more than a de minimis adverse effect on the Borrowers' business or assets. No Borrower has received any notice of any violation of any Requirement of Law (other than of a violation which has no more than a de minimis adverse effect on the Borrowers' business or assets), which violation has not been cured or otherwise remedied.

- -Labor Relations.

Except as described on EXHIBIT 4:4-12, annexed hereto, no Borrower has been, and none is presently a party to any collective bargaining or other labor contract. There is not presently pending and, to any Borrower's knowledge, there is not threatened any of the following:

     Any strike, slowdown, picketing, work stoppage, or employee grievance process. Any proceeding against or affecting any Borrower relating to the alleged violation of any Applicable Law pertaining to labor relations or before National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable governmental body, organizational activity, or other labor or employment dispute against or affecting any Borrower, which, if determined adversely to that Borrower could have more than a de minimis adverse effect on that Borrower. Any lockout of any employees by any Borrower (and no such action is contemplated by any Borrower). Any application for the certification of a collective bargaining agent.

No event has occurred or circumstance exists which could provide the basis for any work stoppage or other labor dispute. Each Borrower:

     Has complied in all material respects with all Applicable Law relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. Is not liable for the payment of more than a de minimius amount of compensation, damages, taxes, fines, penalties, or other amounts, however designated, for that Borrower's failure to comply with any Applicable Law referenced in Section 0.

- -Maintain Properties. The Borrowers shall:

Keep the Collateral in good order and repair (ordinary reasonable wear and tear and insured casualty excepted). Not suffer or cause the waste or destruction of any material part of the Collateral. Not use any of the Collateral in violation of any policy of insurance thereon. Not sell, lease, or otherwise dispose of any of the Collateral, other than the following:

     The sale of products and services in compliance with this Agreement. The disposal of Equipment which is obsolete, worn out, or damaged beyond repair, which Equipment is replaced to the extent necessary to preserve or improve the operating efficiency of any Borrower.

     Dispositions in connection with the Alcore Sale (provided, however, that prior to the consummation of the Alcore Sale, Lender shall have been provided with definitive documentation related to the Alcore Sale, such documentation and the terms thereof, (including, without limitation, the purchase/sales price) shall be satisfactory to Lender in its sole discretion), and a minimum of $1,300,000.00 from the proceeds of the Alcore Sale shall be applied in permanent reduction of the Term Loan A Loans, and the balance of such proceeds shall be applied to the Revolving Credit Loans (as defined in the Tranche A Loan Agreement), which shall be in amount necessary to maintain sufficient Availability (as defined in the Tranche A Loan Agreement), after giving effect to the Alcore Sale.

     Dispositions in connection with the Specialty Vehicle Sale (provided, however, that prior to the consummation of the Specialty Vehicle Sale, Lender shall have been provided with definitive documentation related to the Specialty Vehicle Sale, such documentation and the terms thereof (including, without limitation, the purchase/sales price) shall be satisfactory to Lender in its sole discretion), and a minimum of $2,000,000.00 from the proceeds of the Specialty Vehicle Sale shall be applied in permanent reduction of the Term Loan A Loans, and the balance of such proceeds shall be applied to the Revolving Credit Loans (as defined in the Tranche A Loan Agreement), which shall be in amount necessary to maintain sufficient Availability (as defined in the Tranche A Loan Agreement), after giving effect to the Specialty Vehicle Sale.

- -Taxes.

With respect to the Borrowers' federal, state, and local tax liability and obligations:

     The Lead Borrower, in compliance with all Applicable Law, has properly filed all returns due to be filed up to the date of this Agreement. Except as described on EXHIBIT 0:

At no time has any Borrower received from any taxing authority any request to perform any examination of or with respect to any Borrower nor any other written or verbal notice in any way relating to any claimed failure by any Borrower to comply with all Applicable Law concerning payment of any taxes or other amounts in the nature of taxes.

No agreement is extant which waives or extends any statute of limitations applicable to the right of any taxing authority to assert a deficiency or make any other claim for or in respect to federal income taxes. No issue has been raised in any tax examination of any Borrower which, by application of similar principles, reasonably could be expected to result in the assertion of a deficiency for any fiscal year open for examination, assessment, or claim by any taxing authority. The Borrowers have, and hereafter shall: pay, as they become due and payable, all taxes and unemployment contributions and other charges of any kind or nature levied, assessed or claimed against any Borrower or the Collateral by any person or entity whose claim could result in an Encumbrance upon any asset of any Borrower or by any governmental authority; properly exercise any trust responsibilities imposed upon any Borrower by reason of withholding from employees' pay or by reason of any Borrower's receipt of sales tax or other funds for the account of any third party; timely make all contributions and other payments as may be required pursuant to any Employee Benefit Plan now or hereafter established by any Borrower; and timely file all tax and other returns and other reports with each governmental authority to whom any Borrower is obligated to so file.

- -No Margin Stock. No Borrower is engaged in the business of extending credit for the purpose of purchasing or carrying any margin stock (within the meaning of Regulations U, T, and X of the Board of Governors of the Federal Reserve System of the United States). No part of the proceeds of any borrowing hereunder will be used at any time to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

- -ERISA.

Neither any Borrower nor any ERISA Affiliate has ever:

     Violated or failed to be in full compliance with any Borrower's Employee Benefit Plan. Failed timely to file all reports and filings required by ERISA to be filed by any Borrower. Engaged in any nonexempt "prohibited transactions" or "reportable events" (respectively as described in ERISA). Engaged in, or committed, any act such that a tax or penalty reasonably could be imposed upon any Borrower on account thereof pursuant to ERISA. Accumulate any material cumulative funding deficiency within the meaning of ERISA. Terminated any Employee Benefit Plan such that a lien could be asserted against any assets of any Borrower on account thereof pursuant to ERISA. Except as described on EXHIBIT 4:4-16(vii), annexed hereto, been a member of, contributed to, or have any obligation under any Employee Benefit Plan which is a multiemployer plan within the meaning of Section 4001(a) of ERISA.

Neither any Borrower nor any ERISA Affiliate shall ever engage in any action of the type described in Section 0.

- -Hazardous Materials.

Except as described in EXHIBIT 4:4-17, no Borrower has ever: (i) been legally responsible for any release or threat of release of any Hazardous Material or
(ii) received notification of the incurrence of any expense in connection with the assessment, containment, or removal of any Hazardous Material for which that Borrower would be responsible. Each Borrower shall: (i) dispose of any Hazardous Material only in compliance with all Environmental Laws and (ii) have possession of any Hazardous Material only in the ordinary course of that Borrower's business and in compliance with all Environmental Laws.

- -Litigation. Except as described in EXHIBIT 0, annexed hereto, there is not presently pending or threatened by or against any Borrower any suit, action, proceeding, or investigation which, if determined adversely to any Borrower, would have more than a de minimis adverse effect upon a Borrower's financial condition or ability to conduct its business as such business is presently conducted or is contemplated to be conducted in the foreseeable future.

- -Dividends. Investments. Corporate Action. No Borrower shall:

Pay any cash dividend or make any other distribution in respect of any class of that Borrower's capital stock, provided, however, that so long as no Event of Default then exists or would arise therefrom, any Borrower (other than ATP) may
(a) pay dividends on its common stock for the purpose of permitting ATP to pay dividends on its preferred stock (provided, however, that the aggregate amount of all such dividends paid by all such Borrowers during any calendar year shall not exceed $80,000), and (b) pay cash taxes imposed or levied upon ATP, as and when due.

Own, redeem, retire, purchase, or acquire any of any Borrower's capital stock. Invest in or purchase any stock or securities or rights to purchase any such stock or securities, of any Person. Merge or consolidate or be merged or consolidated with or into any other corporation or other entity. Consolidate any of that Borrower's operations with those of any other Person other than of another Borrower. Organize or create any Affiliate.

Subordinate any debts or obligations owed to that Borrower by any third party to any other debts owed by such third party to any other Person. Acquire any assets other than in the ordinary course and conduct of that Borrower's business as conducted at the execution of this Agreement.

- -Loans. No Borrower shall make any loans or advances to, nor acquire the Indebtedness of, any Person, provided, however, the foregoing does not prohibit any of the following: Advance payments made to that Borrower's suppliers in the ordinary course. Advances to that Borrower's officers, employees, and salespersons with respect to reasonable expenses to be incurred by such officers, employees, and salespersons for the benefit of that Borrower, which expenses are properly substantiated by the person seeking such advance and properly reimbursable by that Borrower.

- -Protection of Assets. The Lender, in the Lender's discretion, and from time to time, may discharge any tax or Encumbrance on any of the Collateral, or take any other action which the Lender may deem necessary or desirable to repair, insure, maintain, preserve, collect, or realize upon any of the Collateral. The Lender shall not have any obligation to undertake any of the foregoing and shall have no liability on account of any action so undertaken except where there is a specific finding in a judicial proceeding (in which the Lender has had an opportunity to be heard), from which finding no further appeal is available, that the Lender had acted in actual bad faith or in a grossly negligent manner. The Borrowers shall pay to the Lender, on demand, all amounts paid or incurred by the Lender pursuant to this section 0.

- -Line of Business. No Borrower shall engage in any business other than the business in which it is currently engaged or a business reasonably related thereto.

- -Affiliate Transactions. No Borrower shall make any payment, nor give any value to any Affiliate except for goods and services actually purchased by that Borrower from, or sold by that Borrower to, such Affiliate for a price and on terms which shall be competitive and fully deductible as an "ordinary and necessary business expense" and/or fully depreciable under the Internal Revenue Code of 1986 and the Treasury Regulations, each as amended; and be no less favorable to that Borrower than those which would have been charged and imposed in an arms length transaction.

- -Further Assurances.

No Borrower is the owner of, nor has it any interest in, any property or asset which, immediately upon the satisfaction of the conditions precedent to the effectiveness of the credit facility contemplated hereby (Article 0) will not be subject to a perfected Collateral Interest in favor of the Lender (subject only to Permitted Encumbrances) to secure the Liabilities. No Borrower will hereafter acquire any asset or any interest in property which is not, immediately upon such acquisition, subject to such a perfected Collateral Interest in favor of the Lender to secure the Liabilities (subject only to Permitted Encumbrances). Each Borrower shall execute and deliver to the Lender such instruments, documents, and papers, and shall do all such things from time to time hereafter as the Lender may request to carry into effect the provisions and intent of this Agreement; to protect and perfect the Lender's Collateral Interests in the Collateral; and to comply with all applicable statutes and laws, and facilitate the collection of the Receivables Collateral. Each Borrower shall execute all such instruments as may be required by the Lender with respect to the recordation and/or perfection of the Collateral Interests created or contemplated herein.

Each Borrower hereby designates the Lender as and for that Borrower's true and lawful attorney, with full power of substitution, to sign and file any financing statements or any other assignments, pledges, or other documents necessary in order to perfect or protect the Lender's Collateral Interests in the Collateral.

A carbon, photographic, or other reproduction of this Agreement or of any financing statement or other instrument executed pursuant to this Section 0 shall be sufficient for filing to perfect the security interests granted herein.

- -Adequacy of Disclosure.

All financial statements furnished to the Lender by each Borrower have been prepared in accordance with GAAP consistently applied and present fairly the condition of the Borrowers at the date(s) thereof and the results of operations and cash flows for the period(s) covered (provided however, that unaudited financial statements are subject to normal year end adjustments and to the absence of footnotes). There has been no change in the Consolidated financial condition, results of operations, or cash flows of the Borrowers since the date(s) of such financial statements, other than changes in the ordinary course of business, which changes have not been materially adverse, either singularly or in the aggregate.

No Borrower has any contingent obligations or obligation under any Lease or Capital Lease which is not noted in the Borrowers' Consolidated financial statements furnished to the Lender prior to the execution of this Agreement. No document, instrument, agreement, or paper now or hereafter given the Lender by or on behalf of each Borrower or any guarantor of the Liabilities in connection with the execution of this Agreement by the Lender contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements therein not misleading. There is no fact known to any Borrower which has, or which, in the foreseeable future could have, a material adverse effect on the financial condition of any Borrower or any such guarantor which has not been disclosed in writing to the Lender.

- -No Restrictions on Liabilities. Except as described on EXHIBIT 4:4-26, annexed hereto, no Borrower shall enter into or directly or indirectly become subject to any agreement which prohibits or restricts, in any manner, any Borrower's:

Creation of, and granting of Collateral Interests in favor of the Lender, except for any restrictions imposed in connection with any Purchase Money Indebtedness, provided that such restrictions are limited to the fixed asset financed by such Purchase Money Indebtedness.
Incurrence of Liabilities.

- -Other Covenants. No Borrower shall indirectly do or cause to be done any act which, if done directly by that Borrower, would breach any covenant contained in this Agreement.

Financial Reporting and Performance Covenants:

- -Maintain Records. The Borrowers shall:

At all times, keep proper books of account, in which full, true, and accurate entries shall be made of all of the Borrowers' financial transactions, all in accordance with GAAP applied consistently with prior periods to fairly reflect the Consolidated financial condition of the Borrowers at the close of, and its results of operations for, the periods in question. Timely provide the Lender with those financial reports, statements, and schedules required by this Article 0 or otherwise, each of which reports, statements and schedules shall be prepared, to the extent applicable, in accordance with GAAP applied consistently with prior periods to fairly reflect the Consolidated financial condition of the Borrowers at the close of, and the results of operations for, the period(s) covered therein.

At all times, keep accurate current records of the Collateral including, without limitation, accurate current stock, cost, and sales records of its Inventory, accurately and sufficiently itemizing and describing the kinds, types, and quantities of Inventory and the cost and selling prices thereof.

At all times, retain independent certified public accountants who are reasonably satisfactory to the Lender and instruct such accountants to fully cooperate with, and be available to, the Lender to discuss the Borrowers' financial performance, financial condition, operating results, controls, and such other matters, within the scope of the retention of such accountants, as may be raised by the Lender. Not change any Borrower's fiscal year.

- -Access to Records.

Each Borrower shall accord the Lender with access from time to time as the Lender may require to all properties owned by or over which any Borrower has control. The Lender shall have the right, and each Borrower will permit the Lender from time to time as Lender may request, to examine, inspect, copy, and make extracts from any and all of the Borrowers' books, records, electronically stored data, papers, and files. Each Borrower shall make all of that Borrower's copying facilities available to the Lender.

Each Borrower hereby authorizes the Lender to:

     Inspect, copy, duplicate, review, cause to be reduced to hard copy, run off, draw off, and otherwise use any and all computer or electronically stored information or data which relates to any Borrower, or any service bureau, contractor, accountant, or other person, and directs any such service bureau, contractor, accountant, or other person fully to cooperate with the Lender with respect thereto. Verify at any time the Collateral or any portion thereof, including verification with Account Debtors, and/or with each Borrower's computer billing companies, collection agencies, and accountants and to sign the name of each Borrower on any notice to each Borrower's Account Debtors or verification of the Collateral.

The Lender from time to time may designate one or more representatives to exercise the Lender's rights under this Section 0 as fully as if the Lender were doing so.

- -Immediate Notice to Lender.

The Lead Borrower shall provide the Lender with written notice promptly upon the occurrence of any of the following events, which written notice shall be with reasonable particularity as to the facts and circumstances in respect of which such notice is being given:

     Any change in any Borrower's President, chief executive officer, chief operating officer, and chief financial officer (without regard to the title(s) actually given to the Persons discharging the duties customarily discharged by officers with those titles). Any ceasing of any Borrower's making of payment, in the ordinary course, to any of its creditors (other than its ceasing of making of such payments on account of a de minimis dispute). Any failure by any Borrower to pay rent at any of that Borrower's locations, which failure continues for more than Three (3) days following the last day on which such rent was payable without more than a de minimis adverse effect to that Borrower. Any material adverse change in the business, operations, or financial affairs of any Borrower. Any Borrower's becoming In Default.

     Any intention on the part of any Borrower to discharge that Borrower's present independent accountants or any withdrawal or resignation by such independent accountants from their acting in such capacity (as to which, see Subsection 0). Any litigation which, if determined adversely to any Borrower, might have a material adverse effect on the financial condition of that Borrower.

The Lead Borrower shall:

     Provide the Lender, when so distributed, with copies of any materials distributed to the shareholders of the Lead Borrower (qua such shareholders). Provide the Lender, when received by any Borrower, with a copy of any management letter or similar communications from any accountant of any Borrower.

- -Financial Statements. During the term of this Agreement, and thereafter for so long as there are any Liabilities to Lender, each Borrower covenants that, unless otherwise consented to by the Lender in writing, it shall:

keep, and cause each Subsidiary to keep, adequate records and books of account with respect to its business activities in which proper entries are made in accordance with GAAP reflecting all its financial transactions; and cause to be prepared and furnished to Lender the following (all to be prepared in accordance with GAAP applied on a consistent basis, unless Borrower's certified public accountants concur in any change therein and such change is disclosed to Lender and is consistent with GAAP):

     not later than ninety (90) days after the close of each fiscal year of Borrower, unqualified audited financial statements of Borrower, as of the end of such year, on a Consolidated basis (with a footnote exhibiting the consolidating information used in preparing such audited financial statements), certified by a firm of independent certified public accountants of recognized standing selected by Borrower, but acceptable to Lender (except for a qualification for a change in accounting principles with which the accountant concurs); not later than thirty (30) days after the end of each month hereafter, including the last month of Borrower's fiscal year, (i) unaudited interim financial statements of Borrower, as of the end of such month and of the portion of Borrower's financial year then elapsed, on a Consolidated basis, certified by the principal financial officer of ATP as prepared in accordance with GAAP (excluding incentive compensation accrual) and fairly presenting the financial position and results of Borrower on a combined basis, for such month and period subject only to changes from audit and year-end adjustments and except that such statements need not contain notes, and (ii) a detailed backlog report; not later than twenty (20) days after the end of each month hereafter, an aging of each Borrower's accounts payable and an aging of the Borrower's Accounts; Inventory reports in form and detail satisfactory to Agent at such times as Agent may request, but at least once each month, not later than the twentieth (20th) day of such month. promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports which ATP or any other Borrower has made available to its shareholders and copies of any regular, periodic and special reports or registration statements which ATP or any other Borrower files with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or any national securities exchange; promptly after the filing thereof, copies of any annual report to be filed in accordance with ERISA in connection with each Plan; and such other data and information (financial and otherwise) as Lender, from time to time, may reasonably request, bearing upon or related to the Collateral or any Borrower's and each of its Subsidiaries' financial condition or results of operations.

     Concurrently with the delivery of the financial statements described in clause (a) of this Section 5-4, Borrower shall forward to Lender a copy of the accountants' letter to ATP's management that is prepared in connection with such financial statements and also shall cause to be prepared and shall furnish to Lender a certificate of the aforesaid certified public accountants certifying to Lender that, based upon their examination of the financial statements of Borrower performed in connection with their examination of said financial statements, they are not aware of any Event of Default, or, if they are aware of such Event of Default, specifying the nature thereof, and acknowledging, in a manner satisfactory to Lender, that they are aware that Lender is relying on such financial statements in making its decisions with respect to its Loan.

- -Officers' Certificates. The Lead Borrower shall cause either the Lead Borrower's President or its Chief Financial Officer, in each instance, to provide such Person's Certificate with those monthly statements required pursuant to Section ?, and annual statements to be furnished pursuant to this Agreement, which Certificate shall:

Indicate that the subject statement was prepared in accordance with GAAP consistently applied and presents fairly the Consolidated financial condition of the Borrowers at the close of, and the results of the Borrowers' operations and cash flows for, the period(s) covered, subject, however to the following:

     Usual year end adjustments (this exception shall not be included in the Certificate which accompanies such annual statement). Material Accounting Changes (in which event, such Certificate shall include a schedule (in reasonable detail) of the effect of each such Material Accounting Change) not previously specifically taken into account in the determination of the financial performance covenant imposed pursuant to Section 5:5-8.

Indicate either that (i) no Borrower is In Default, or (ii) if such an event has occurred, its nature (in reasonable detail) and the steps (if any) being taken or contemplated by the Borrowers to be taken on account thereof. Include calculations concerning the Borrowers' compliance (or failure to comply) at the date of the subject statement with each of the financial performance covenants included in Section 5:5-8 hereof.

- -Inventories, Appraisals, and Audits.

The Lender may obtain appraisals of the Collateral, from time to time conducted by such appraisers as are satisfactory to the Lender. Provided that no Event of Default has occurred the Borrower shall only be required to pay for a maximum of one (1) appraisal on any item of Collateral at each location in any twelve (12) month period, with the first such appraisal no earlier than September 30, 2001. After the occurrence of an Event of Default all appraisals shall be at the expense of the Borrower.

The Lender contemplates conducting three (3) commercial finance field examinations (in each event, at the Borrowers' expense) of the Borrowers' books and records during any Twelve (12) month period during which this Agreement is in effect, but in its discretion, may undertake additional such audits during such period.

- -Additional Financial Information.

In addition to all other information required to be provided pursuant to this
Article 0, the Lead Borrower promptly shall provide the Lender (and any guarantor of the Liabilities), with such other and additional information concerning the Borrowers, the Collateral, the operation of the Borrowers' business, and the Borrowers' financial condition, including original counterparts of financial reports and statements, as the Lender may from time to time request from the Lead Borrower.

The Lead Borrower may provide the Lender, from time to time hereafter, with updated forecasts of the Borrowers' anticipated performance and operating results.

In all events, the Lead Borrower, no sooner than Ninety (90) nor later than Thirty (30) days prior to the end of each of the Borrowers' fiscal years, shall provide the Lender with an updated and extended forecast which shall go out at least through the end of the then next fiscal year and shall include an income statement, balance sheet, and statement of cash flow, by month, each Consolidated (with consolidating schedules) and each prepared in conformity with GAAP and consistent with the Borrowers' then current practices.

Each Borrower recognizes that all appraisals, analysis, financial information, and other materials which the Lender may obtain, develop, or receive with respect to the Borrowers are confidential to the Lender and that, except as otherwise provided herein, no Borrower is entitled to receipt of any of such appraisals, analysis, financial information, and other materials, nor copies or extracts thereof or therefrom.

- -Financial Performance Covenants. During the term of this Agreement and thereafter for so long as there are any Liabilities to the Lender, Borrower covenants that, unless otherwise consented to by Lender in writing: Fixed Charge Ratio. Borrower shall maintain, on a Consolidated basis, as of the end of each fiscal quarter set forth below, a Fixed Charge Ratio of not less than the ratio set forth below for each period corresponding thereto:

                               Period                                      Ratio
       (a)      Nine month  period  ending on  September  30,    (a)      .9 to 1.0
       2000,  and twelve month period  ending on December 31,
       2000 and December 31, 2000

       (b)      Twelve month period  ending  respectively  on    (b)      1.00 to 1.0
       each of March 31, 2001,  June 30, 2001,  September 30,
       2001, and December 31, 2001

       (c)      Twelve month period  ending  respectively  on    (c)      1.10 to 1.0
       each of March 31, 2002,  June 30, 2002,  September 30,
       2002,  December 31, 2002, March 31, 2003, and June 30,
       2003

Interest Coverage Ratio. Borrower shall maintain, on a Consolidated basis, as of the end of each fiscal quarter set forth below, an Interest Coverage Ratio of not less than the ratio set forth below for each period corresponding thereto:

                               Period                                      Ratio
       (a)       Nine month period  ending on  September  30,    (a)      1.60 to 1.0
       2000,  and twelve month period  ending on December 31,
       2000 and December 31, 2000

       (b)      Twelve month period  ending  respectively  on    (b)      2.30 to 1.0
       each of March 31, 2001,  June 30, 2001,  September 30,
       2001, and December 31, 2001
       (c)      Twelve month period  ending  respectively  on    (c)      2.70 to 1.0
       each of March 31, 2002,  June 30, 2002,  September 30,
       2000,  December 31, 2002, March 31, 2003, and June 30,
       2003

Adjusted Tangible Net Worth. Borrower shall maintain, on a Consolidated basis, as of the end of each fiscal quarter set forth below, an Adjusted Tangible Net Worth of not less than the amount set forth below for each period corresponding thereto:

                                Date                                       Amount

       (a)      September 30, 2000                               (a)      $18,000,000

       (b)      December 31, 2000                                (b)      $20,000,000

       (c)      March 31, 2001, June 30, 2001,  September 30,    (c)      $22,000,000
       2001, and December 31, 2001

       (d)      March 31, 2002, June 30, 2002,  September 30,    (d)      $25,000,000
       2002, and December 31, 2002

       (e)      March 31, 2003 and  June 30, 2003                (e)        $28,000,000

Senior Indebtedness to EBITDA. Borrower shall maintain, on a Consolidated basis, as of the end of each fiscal quarter set forth below, a ratio of (a) Senior Indebtedness on such date to (b) EBITDA of not greater than the ratio set forth below for each period corresponding thereto:

                                Date                                       Ratio

       (a)      September 30, 2000                               (a)      4.0 to 1.0

       (b)      December 31, 2000                                (b)      3.80 to 1.0

       (c)      March 31, 2001, June 30, 2001,  September 30,    (c)      3.30 to 1.0
       2001, December 31, 2001, March 31, 2002, June 30, 2002,
       September 30, 2002, and December 31, 2002

       (d)      March 31, 2003 and June 30, 2003                 (d)       3.10 to 1.0

Capital Expenditures. The Borrower shall not make Capital Expenditures (including, by way of capitalized leases) which, in the aggregate, as to Borrower and its Subsidiaries, exceed the amount set forth below for each period corresponding thereto:

                         Fiscal year ending                                Amount
       (a)      December 31, 2000                                (a)      $2,500,000

       (b)      December 31, 2001                                (b)      $4,000,000

       (c)      December 31, 2002                                (c)      $4,500,000

       (d)      December 31, 2003                                (d)      $5,000,000

- - Use of Collateral:

- -Use of Collateral.

No Borrower shall engage

     In any sale of the Collateral other than for fair consideration in the conduct of the Borrowers' business in the ordinary course. Sales or other dispositions to creditors. Sales or other dispositions in bulk. Sales of any Collateral in breach of any provision of this Agreement.

No sale of Inventory shall be on consignment, approval, or under any other circumstances such that, such Inventory may be returned to a Borrower without the consent of the Lender.

Borrower shall not return any of its Inventory to a supplier or vendor thereof, or any other Person, whether for cash, credit against future purchases or then existing payables, or otherwise, unless (a) such return is in the ordinary course of business of Borrower and such Person, (b) no Event of Default exists or would result therefrom, (c) if the value of all Inventory returned in any month exceeds $250,000, Borrower promptly notifies Lender thereof, and (d) any payments received by Borrower in connection with any such return is promptly turned over to the Tranche A Lender, or to the Lender if all Obligations under the Tranche A Loan Agreement have been paid in full.

- -Adjustments and Allowances. Each Borrower may grant such allowances or other adjustments to that Borrower's Account Debtors (exclusive of extending the time for payment of any Account or Account Receivable, which shall not be done without first obtaining the Lender's prior written consent in each instance) as that Borrower may reasonably deem to accord with sound business practice, provided, however, the authority granted the Borrowers pursuant to this Section 0 may be limited or terminated by the Lender at any time in the Lender's discretion.

- -Validity of Accounts.

The amount of each Account shown on the books, records, and invoices of the Borrowers represented as owing by each Account Debtor is and will be the correct amount actually owing by such Account Debtor and shall have been fully earned by performance by the Borrowers.

No Borrower has any knowledge of any impairment of the validity or collectibility of any of the Accounts. The Lead Borrower shall notify the Lender of any such impairment immediately after any Borrower becomes aware of any such impairment. Except for any letters of credit issued by Fleet Capital Corporation pursuant to the Tranche A Loan Agreement, no Borrower shall post any bond to secure any Borrower's performance under any agreement to which any Borrower is a party nor cause any surety, guarantor, or other third party obligee to become liable to perform any obligation of any Borrower (other than to the Lender) in the event of any Borrower's failure so to perform.

- -Notification to Account Debtors. The Lender shall have the right (whether or not an Event of Default has occurred) to notify any of the Borrowers' Account Debtors to make payment directly to the Lender and to collect all amounts due on account of the Collateral.

- - Grant of Security Interest:

- -Grant of Security Interest. To secure the Borrowers' prompt, punctual, and faithful performance of all and each of the Liabilities, each Borrower hereby grants to the Lender a continuing security interest in and to, and assigns to the Lender the following, and each item thereof, whether now owned or now due, or in which that Borrower has an interest, or hereafter acquired, arising, or to become due, or in which that Borrower obtains an interest, and all products, Proceeds, substitutions, and accessions of or to any of the following (all of which, together with any other property in which the Lender may in the future be granted a security interest, is referred to herein as the "Collateral"):

All Accounts and accounts receivable.
All Inventory.
All General Intangibles.
All Equipment.
All Goods.
All Farm Products.
All Fixtures.
All Chattel Paper.
All Letter-of-Credit Rights.
All Payment Intangibles.
All Supporting Obligations.

All books, records, and information relating to the Collateral and/or to the operation of each Borrower's business, and all rights of access to such books, records, and information, and all property in which such books, records, and information are stored, recorded, and maintained.

All Leasehold Interests.

All Investment Property, Instruments, Documents, Deposit Accounts, money, policies and certificates of insurance, deposits, impressed accounts, compensating balances, cash, or other property.

All insurance proceeds, refunds, and premium rebates, including, without limitation, proceeds of fire and credit insurance, whether any of such proceeds, refunds, and premium rebates arise out of any of the foregoing. (0 through 0) or otherwise.

All liens, guaranties, rights, remedies, and privileges pertaining to any of the foregoing (0 through 0), including the right of stoppage in transit.

- -Extent and Duration of Security Interest.

The security interest created and granted herein is in addition to, and supplemental of, any security interest previously granted by any Borrower to the Lender and shall continue in full force and effect applicable to all Liabilities until both (a) all Liabilities have been paid and/or satisfied in full and (b) the security interest created herein is specifically terminated in writing by a duly authorized officer of the Lender.

It is intended that the Collateral Interests created herein extend to and cover all assets of each Borrower, except for those assets described on EXHIBIT 7:7-2, annexed hereto.

It is further intended that, with respect to any term used herein to describe Collateral which term is defined in either (or both) the UCC as in effect on the date when this Agreement was executed by the Borrowers or in UCC9'99, the meaning given that term shall be the more encompassing of the two definitions.

- - Lender As Borrower's Attorney-In-Fact:

- -Appointment as Attorney-In-Fact. Each Borrower hereby irrevocably constitutes and appoints the Lender as that Borrower's true and lawful attorney, with full power of substitution, following the occurrence of an Event of Default, to convert the Collateral into cash at the sole risk, cost, and expense of that Borrower, but for the sole benefit of the Lender. The rights and powers granted the Lender by this appointment include but are not limited to the right and power to:

Prosecute, defend, compromise, or release any action relating to the Collateral. Sign change of address forms to change the address to which each Borrower's mail is to be sent to such address as the Lender shall designate; receive and open each Borrower's mail; remove any Receivables Collateral and Proceeds of Collateral therefrom and turn over the balance of such mail either to the Lead Borrower or to any trustee in bankruptcy or receiver of the Lead Borrower, or other legal representative of a Borrower whom the Lender determines to be the appropriate person to whom to so turn over such mail.
Endorse the name of the relevant Borrower in favor of the Lender upon any and all checks, drafts, notes, acceptances, or other items or instruments; sign and endorse the name of the relevant Borrower on, and receive as secured party, any of the Collateral, any invoices, schedules of Collateral, freight or express receipts, or bills of lading, storage receipts, warehouse receipts, or other documents of title respectively relating to the Collateral.
Sign the name of the relevant Borrower on any notice to that Borrower's Account Debtors or verification of the Receivables Collateral; sign the relevant Borrower's name on any Proof of Claim in Bankruptcy against Account Debtors, and on notices of lien, claims of mechanic's liens, or assignments or releases of mechanic's liens securing the Accounts. Take all such action as may be necessary to obtain the payment of any letter of credit and/or banker's acceptance of which any Borrower is a beneficiary. Repair, manufacture, assemble, complete, package, deliver, alter or supply goods, if any, necessary to fulfill in whole or in part the purchase order of any customer of each Borrower. Use, license or transfer any or all General Intangibles of each Borrower.

- -No Obligation to Act. The Lender shall not be obligated to do any of the acts or to exercise any of the powers authorized by Section 0 herein, but if the Lender elects to do any such act or to exercise any of such powers, it shall not be accountable for more than it actually receives as a result of such exercise of power, and shall not be responsible to any Borrower for any act or omission to act except for any act or omission to act as to which there is a final determination made in a judicial proceeding (in which proceeding the Lender has had an opportunity to be heard) which determination includes a specific finding that the subject act or omission to act had been grossly negligent or in actual bad faith.


- - Events of Default:

     The occurrence of any event described in this Article 0 respectively shall constitute an "Event of Default" herein. Upon the occurrence of any Event of Default described in Section 0, any and all Liabilities shall become due and payable without any further act on the part of the Lender. Upon the occurrence of any other Event of Default, the Lender may declare any and all Liabilities shall become immediately due and payable. The occurrence of any Event of Default shall also constitute, without notice or demand, a default under all other agreements between the Lender and any Borrower and instruments and papers heretofore, now, or hereafter given the Lender by any Borrower.

- -Failure to Pay the Term Loan. The failure by any Borrower to pay when due any principal of, interest on, or fees in respect of, the Term Loan.

- -Failure To Make Other Payments. The failure by any Borrower to pay when due (or upon demand, if payable on demand) any payment Liability other than any payment liability on account of the principal of, or interest on, or fees in respect of, the Term Loan.

- -Failure to Perform Covenant or Liability (No Grace Period). The failure by any Borrower to promptly, punctually, faithfully and timely perform, discharge, or comply with any covenant or Liability included in any of the following provisions hereof:

                              Section Relates to:

0                             Indebtedness
0                             Pay taxes
0                             Dividends. Investments. Other  Corporate Actions
0                             Affiliate Transactions
              Article 0       Reporting Requirements and Financial Performance
                              Covenants

- -Failure to Perform Covenant or Liability (Grace Period). The failure by any, Borrower. within ten (10) days following the earlier of any Borrower's knowledge of a breach of any covenant or Liability not described in any of Sections 0, 0, or 0 or of its receipt of written notice from the Lender of the breach of any of any of such covenants or Liabilities.

- -Misrepresentation. The determination by the Lender that any representation or warranty at any time made by any Borrower to the Lender was not true or complete in all material respects when given.

- -Acceleration of Other Debt. Breach of Lease. The occurrence of any event such that any Indebtedness of any Borrower to any creditor other than the Lender could be accelerated or, without the consent of any Borrower, including, without limitation, the Tranche A Loan Agreement, or any Lease could be terminated (whether or not the subject creditor or lessor takes any action on account of such occurrence).

- -Default Under Other Agreements. The occurrence of any breach of any covenant or Liability imposed by, or of any default under, any agreement (including any Loan Document) between the Lender and any Borrower or instrument given by any Borrower to the Lender and the expiry, without cure, of any applicable grace period (notwithstanding that the Lender may not have exercised all or any of its rights on account of such breach or default).

- -Uninsured Casualty Loss. The occurrence of any uninsured loss, theft, damage, or destruction of or to any material portion of the Collateral.

- -Attachment. Judgment. Restraint of Business.

The service of process upon the Lender or any Participant seeking to attach, by trustee, mesne, or other process, any funds of any Borrower on deposit with, or assets of any Borrower in the possession of, the Lender or such Participant. The entry of any judgment against any Borrower, which judgment is not satisfied (if a money judgment) or appealed from (with execution or similar process stayed) within fifteen (15) days of its entry.

The entry of any order or the imposition of any other process having the force of law, the effect of which is to restrain in any material way the conduct by any Borrower of its business in the ordinary course.

- -Business Failure. Any act by, against, or relating to any Borrower, or its property or assets, which act constitutes the determination, by any Borrower, to initiate a program of partial or total self-liquidation; application for, consent to, or sufferance of the appointment of a receiver, trustee, or other person, pursuant to court action or otherwise, over all, or any part of any Borrower's property; the granting of any trust mortgage or execution of an assignment for the benefit of the creditors of any Borrower, or the occurrence of any other voluntary or involuntary liquidation or extension of debt agreement for any Borrower; the offering by or entering into by any Borrower of any composition, extension, or any other arrangement seeking relief from or extension of the debts of any Borrower; or the initiation of any judicial or non-judicial proceeding or agreement by, against, or including any Borrower which seeks or intends to accomplish a reorganization or arrangement with creditors; and/or the initiation by or on behalf of any Borrower of the liquidation or winding up of all or any part of any Borrower's business or operations.

- -Bankruptcy. The failure by any Borrower to generally pay the debts of that Borrower as they mature; adjudication of bankruptcy or insolvency relative to any Borrower; the entry of an order for relief or similar order with respect to any Borrower in any proceeding pursuant to the Bankruptcy Code or any other federal bankruptcy law; the filing of any complaint, application, or petition by any Borrower initiating any matter in which any Borrower is or may be granted any relief from the debts of that Borrower pursuant to the Bankruptcy Code or any other insolvency statute or procedure; the filing of any complaint, application, or petition against any Borrower initiating any matter in which that Borrower is or may be granted any relief from the debts of that Borrower pursuant to the Bankruptcy Code or any other insolvency statute or procedure, which complaint, application, or petition is not timely contested in good faith by that Borrower by appropriate proceedings or, if so contested, is not dismissed within thirty (30) days of when filed.

- -Default by Guarantor. The occurrence of any of the foregoing Events of Default with respect to any guarantor or endorser of the Liabilities, or the occurrence of any of the foregoing Events of Default with respect to any parent, subsidiary, or Affiliate of any Borrower, as if such guarantor, endorser, parent, or Affiliate were a "Borrower" described therein.

- -Indictment - Forfeiture. The indictment of, or institution of any legal process or proceeding against, any Borrower, under any Applicable Law where the relief, penalties, or remedies sought or available include the forfeiture of any property of any Borrower and/or the imposition of any stay or other order, the effect of which could be to restrain in any material way the conduct by any Borrower of its business in the ordinary course.

- -Termination of Guaranty. The termination or attempted termination of any guaranty by any guarantor of the Liabilities.

- -Challenge to Loan Documents.

Any challenge by or on behalf of any Borrower or any guarantor of the Liabilities to the validity of any Loan Document or the applicability or enforceability of any Loan Document strictly in accordance with the subject Loan Document's terms or which seeks to void, avoid, limit, or otherwise adversely affect any security interest created by or in any Loan Document or any payment made pursuant thereto.

     11 -Any determination by any court or any other judicial or government authority that any Loan Document is not enforceable strictly in accordance with the subject Loan Document's terms or which voids, avoids, limits, or otherwise adversely affects any security interest created by any Loan Document or any payment made pursuant thereto.

     11. -Change in Control. Any Change in Control.


Article 2: - Rights and Remedies Upon Default:

     21. -Acceleration. Upon the occurrence of any Event of Default as described in Section 0, all Indebtedness of the Borrower to the Lender shall be immediately due and payable. Upon the occurrence of any Event of Default other than as described in Section 0, the Lender may declare all Indebtedness of the Borrower to the Lender to be immediately due and payable and may exercise all of the Lender's Rights and Remedies as the Lender from time to time thereafter determines as appropriate.

     22. -Rights of Enforcement. The Lender shall have all of the rights and remedies of a secured party upon default under the UCC, in addition to which the Lender shall have all and each of the following rights and remedies:

          (a) To collect the Receivables Collateral with or without the taking of possession of any of the Collateral.

          (b) To take possession of all or any portion of the Collateral.

          (c) To sell, lease, or otherwise dispose of any or all of the Collateral, in its then condition or following such preparation or processing as the Lender deems advisable and with or without the taking of possession of any of the Collateral.

          (d) To conduct one or more going out of business sales which include the sale or other disposition of the Collateral.

          (e) To apply the Receivables Collateral or the Proceeds of the Collateral towards (but not necessarily in complete satisfaction of) the Liabilities.

          (f) To exercise all or any of the rights, remedies, powers, privileges, and discretions under all or any of the Loan Documents.

     23. -Sale of Collateral.

          (a) Any sale or other disposition of the Collateral may be at public or private sale upon such terms and in such manner as the Lender deems advisable, having due regard to compliance with any statute or regulation which might affect, limit, or apply to the Lender's disposition of the Collateral.

          (b) Unless the Collateral is perishable or threatens to decline speedily in value, or is of a type customarily sold on a recognized market (in which event the Lender shall provide the Lead Borrower such notice as may be practicable under the circumstances), the Lender shall give the Lead Borrower at least ten (10) days prior written notice of the date, time, and place of any proposed public sale, and of the date after which any private sale or other disposition of the Collateral may be made. Each Borrower agrees that such written notice shall satisfy all requirements for notice to that Borrower which are imposed under the UCC or other applicable law with respect to the exercise of the Lender's rights and remedies upon default.

          (c) The Lender may purchase the Collateral, or any portion of it at any sale held under this Article.

          (d) If any of the Collateral is sold, leased, or otherwise disposed of by the Lender on credit, the Liabilities shall not be deemed to have been reduced as a result thereof unless and until payment is finally received thereon by the Lender.

          (e) The Lender shall apply the proceeds of the Lender's exercise of its rights and remedies upon default pursuant to this Article 2: in such manner, and with such frequency, as the Lender determines.

     24. -Occupation of Business Location. In connection with the Lender's exercise of the Lender's rights under this Article 2:, the Lender may enter upon, occupy, and use any premises owned or occupied by each Borrower, and may exclude each Borrower from such premises or portion thereof as may have been so entered upon, occupied, or used by the Lender. The Lender shall not be required to remove any of the Collateral from any such premises upon the Lender's taking possession thereof, and may render any Collateral unusable to the Borrowers. In no event shall the Lender be liable to any Borrower for use or occupancy by the Lender of any premises pursuant to this Article 2:, nor for any charge (such as wages for any Borrower's employees and utilities) incurred in connection with the Lender's exercise of the Lender's Rights and Remedies.

     25. -Grant of Nonexclusive License. Each Borrower hereby grants to the Lender a royalty free nonexclusive irrevocable license to use, apply, and affix any trademark, trade name, logo, or the like in which any Borrower now or hereafter has rights, such license being with respect to the Lender's exercise of the rights hereunder including, without limitation, in connection with any completion of the manufacture of Inventory or sale or other disposition of Inventory.

     26. -Assembly of Collateral. The Lender may require any Borrower to assemble the Collateral and make it available to the Lender at the Borrowers' sole risk and expense at a place or places which are reasonably convenient to both the Lender and the Lead Borrower.

     27. -Rights and Remedies. The rights, remedies, powers, privileges, and discretions of the Lender hereunder (herein, the Lender's Rights and Remedies") shall be cumulative and not exclusive of any rights or remedies which it would otherwise have. No delay or omission by the Lender in exercising or enforcing any of the Lender's Rights and Remedies shall operate as, or constitute, a waiver thereof. No waiver by the Lender of any Event of Default or of any default under any other agreement shall operate as a waiver of any other default hereunder or under any other agreement. No single or partial exercise of any of the Lender's Rights or Remedies, and no express or implied agreement or transaction of whatever nature entered into between the Lender and any person, at any time, shall preclude the other or further exercise of the Lender's Rights and Remedies. No waiver by the Lender of any of the Lender's Rights and Remedies on any one occasion shall be deemed a waiver on any subsequent occasion, nor shall it be deemed a continuing waiver. The Lender's Rights and Remedies may be exercised at such time or times and in such order of preference as the Lender may determine. The Lender's Rights and Remedies may be exercised without resort or regard to any other source of satisfaction of the Liabilities.

Article 3:        - Notices:

     31. -Notice Addresses. All notices, demands, and other communications made in respect of any Loan Document (other than a request for a loan or advance or other financial accommodation under the Revolving Credit) shall be made to the following addresses, each of which may be changed upon seven (7) days written notice to all others given by certified mail, return receipt requested:

If to the Lender:
                             Back Bay Capital Funding, LLC
                             40 Broad Street
                             Boston, Massachusetts 02109
                             Attention    :  Michael Pizette

                                          : Managing Director
                             Fax     :    617 434-4312



         With a copy to:
                             Riemer & Braunstein LLP
                             Three Center Plaza
                             Boston, Massachusetts  02108

                             Attention     :  Robert E. Paul, Esquire
                             Fax           :  617 880 3456

If to the Lead Borrower
And All Borrowers:

                             Advanced Technical Products, Inc.
                             200 Mansell Court
                             Rosewell, Georgia 30076
                             Attention     : James Hobt, Chief Financial Officer
                             Fax           : 770 993-1986

         With a copy to:
                             Gardere & Wynne, L.L.P.
                             Thanksgiving Tower
                             1601 Elm Street, Suite 3000
                             Dallas, Texas 75201
                             Attention     : Barry D. Drees, Esquire
                             Fax:          : 214 999-3567

     32. -Notice Given.

          (a) Except as otherwise specifically provided herein, notices shall be deemed made and correspondence received, as follows (all times being local to the place of delivery or receipt):

               (ii) By mail: the sooner of when actually received or Three (3) days following deposit in the United States mail, postage prepaid.

               (iii) By recognized overnight express delivery: the Business Day following the day when sent.

               (iv) By Hand: If delivered on a Business Day after 9:00 AM and no later than Three (3) hours prior to the close of customary business hours of the recipient, when delivered. Otherwise, at the opening of the then next Business Day.

               (v) By Facsimile transmission (which must include a header on which the party sending such transmission is indicated): If sent on a Business Day after 9:00 AM and no later than Three (3) hours prior to the close of customary business hours of the recipient, one (1) hour after being sent. Otherwise, at the opening of the then next Business Day.

          (a) Rejection or refusal to accept delivery and inability to deliver because of a changed address or Facsimile Number for which no due notice was given shall each be deemed receipt of the notice sent.

Article 4: - Term:

     41. -Actions on Termination Date.

          (a) On the Termination Date, the Borrowers shall pay the Lender (whether or not then due), in immediately available funds, all then Liabilities including, without limitation, the following:

               (ii) All principal of the Term Loan.

               (iii) All accrued and unpaid interest (including all accrued and unpaid Current Pay Interest and all accrued and unpaid PIK Interest) on the Term Loan.

               (iv) Any then remaining installments of any Fees due pursuant to the Fee Letter.

               (v) Any Term Loan Early Termination Fee.

               (vi) All amounts payable under the Warrant Purchase Agreement.

               (vii) All unreimbursed costs and expenses of the Lender for which any Borrower is responsible.

          (a) Until all of such payments have been made, all provisions of this Agreement, other than those included in Article 0 which place any obligation on the Term Lender to make any loan or advance or to provide any financial accommodation to any Borrower shall remain in full force and effect until all Liabilities shall have been paid in full.

          (b) The release by the Lender of the Collateral Interests granted the Lender by the Borrowers hereunder may be upon such conditions and indemnifications as the Lender may require.

Article 5: - General:

     51. -Protection of Collateral. The Lender has no duty as to the collection or protection of the Collateral beyond the safe custody of such of the Collateral as may come into the possession of the Lender.

     52. -Publicity. The Lender may issue a "tombstone" notice of the establishment of the credit facility contemplated by this Agreement and may make reference to each Borrower (and may utilize any logo or other distinctive symbol associated with each Borrower) in connection with any advertising, promotion, or marketing undertaken by the Lender.

     53. -Successors and Assigns. This Agreement shall be binding upon the Borrowers and their respective representatives, successors, and assigns and shall enure to the benefit of the Lender and its successors and assigns, provided, however, no trustee or other fiduciary appointed with respect to any Borrower shall have any rights hereunder. In the event that the Lender assigns or transfers its rights under this Agreement, the assignee shall thereupon succeed to and become vested with all rights, powers, privileges, and duties of the Lender hereunder and the Lender shall thereupon be discharged and relieved from its duties and obligations hereunder.

     54. -Severability. Any determination that any provision of this Agreement or any application thereof is invalid, illegal, or unenforceable in any respect in any instance shall not affect the validity, legality, or enforceability of such provision in any other instance, or the validity, legality, or enforceability of any other provision of this Agreement.

     55. -Amendments. Course of Dealing.

          (a) This Agreement and the other Loan Documents incorporate all discussions and negotiations between each Borrower and the Lender, either express or implied, concerning the matters included herein and in such other instruments, any custom, usage, or course of dealings to the contrary notwithstanding. No such discussions, negotiations, custom, usage, or course of dealings shall limit, modify, or otherwise affect the provisions thereof. No failure by the Lender to give notice to the Lead Borrower of any Borrower's having failed to observe and comply with any warranty or covenant included in any Loan Document shall constitute a waiver of such warranty or covenant or the amendment of the subject Loan Document.

          (b) Each Borrower may undertake any action otherwise prohibited hereby, and may omit to take any action otherwise required hereby, upon and with the express prior written consent of the Lender. No consent, modification, amendment, or waiver of any provision of any Loan Document shall be effective unless executed in writing by or on behalf of the party to be charged with such modification, amendment, or waiver (and if such party is the Lender then by a duly authorized officer thereof). Any modification, amendment, or waiver provided by the Lender shall be in reliance upon all representations and warranties theretofore made to the Lender by or on behalf of the Borrowers (and any guarantor, endorser, or surety of the Liabilities) and consequently may be rescinded in the event that any of such representations or warranties was not true and complete in all material respects when given.

     56. -Power of Attorney. In connection with all powers of attorney included in this Agreement, each Borrower hereby grants unto the Lender full power to do any and all things necessary or appropriate in connection with the exercise of such powers as fully and effectually as that Borrower might or could do, hereby ratifying all that said attorney shall do or cause to be done by virtue of this Agreement. No power of attorney set forth in this Agreement shall be affected by any disability or incapacity suffered by any Borrower and each shall survive the same. All powers conferred upon the Lender by this Agreement, being coupled with an interest, shall be irrevocable until this Agreement is terminated by a written instrument executed by a duly authorized officer of the Lender.

     57. -Application of Proceeds. The proceeds of any collection, sale, or disposition of the Collateral, or of any other payments received hereunder, shall be applied towards the Liabilities in such order and manner as the Lender determines in its sole discretion, consistent, however, with all applicable provisions of this Agreement. The Borrowers shall remain liable for any deficiency remaining following such application.

     58. -Increased Costs. If, as a result of any requirement of law, or of the interpretation or application thereof by any court or by any governmental or other authority or entity charged with the administration thereof, whether or not having the force of law, which:

          (a) subjects the Lender to any taxes or changes the basis of taxation, or increases any existing taxes, on payments of principal, interest or other amounts payable by any Borrower to the Lender under this Agreement (except for taxes on the Lender based on net income or capital imposed by the jurisdiction in which the principal or lending offices of the Lender are located);

          (b) imposes, modifies or deems applicable any reserve, cash margin, special deposit or similar requirements against assets held by, or deposits in or for the account of or loans by or any other acquisition of funds by the relevant funding office of the Lender;

          (c) imposes on the Lender any other condition with respect to any Loan Document; or

          (d) imposes on the Lender a requirement to maintain or allocate capital in relation to the Liabilities; and the result of any of the foregoing, in the Lender's reasonable opinion, is to increase the cost to the Lender of making or maintaining any loan, advance or financial accommodation or to reduce the income receivable by the Lender in respect of any loan, advance or financial accommodation by an amount which the Lender deems to be material, then upon written notice from the Lender, from time to time, to the Lead Borrower (such notice to set out in reasonable detail the facts giving rise to and a summary calculation of such increased cost or reduced income), the Borrowers shall forthwith pay to the Lender, upon receipt of such notice, that amount which shall compensate the Lender for such additional cost or reduction in income.

     59. -Costs and Expenses of the Lender .

          (a) The Borrowers shall pay from time to time on demand all Costs of Collection and all reasonable costs, expenses, and disbursements (including attorneys' reasonable fees and expenses) which are incurred by the Lender in connection with the preparation, negotiation, execution, and delivery of this Agreement and of any other Loan Documents, and all other reasonable costs, expenses, and disbursements which may be incurred connection with or in respect to the credit facility contemplated hereby or which otherwise are incurred with respect to the Liabilities.

          (b) Each Borrower authorizes the Lender to pay all such fees and expenses and in the Lender's discretion, to add such fees and expenses to the Loan Account.

          (c) The undertaking on the part of each Borrower in this Section 59 shall survive payment of the Liabilities and/or any termination, release, or discharge executed by the Lender in favor of any Borrower, other than a termination, release, or discharge which makes specific reference to this
     Section 59.

     510. -Copies and Facsimiles. Each Loan Document and all documents and papers which relates thereto which have been or may be hereinafter furnished the Lender may be reproduced by the Lender by any photographic, microfilm, xerographic, digital imaging, or other process, and the Lender may destroy any document so reproduced. Any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made in the regular course of business). Any facsimile which bears proof of transmission shall be binding on the party which or on whose behalf such transmission was initiated and likewise shall be so admissible in evidence as if the original of such facsimile had been delivered to the party which or on whose behalf such transmission was received.

     511. -Massachusetts Law. This Agreement and all rights and obligations hereunder, including matters of construction, validity, and performance, shall be governed by the law of The Commonwealth of Massachusetts.

     512. -Consent to Jurisdiction.

          (a) Each Borrower agrees that any legal action, proceeding, case, or controversy against any Borrower with respect to any Loan Document may be brought in the Superior Court of Suffolk County Massachusetts or in the United States District Court, District of Massachusetts, sitting in Boston, Massachusetts, as the Lender may elect in the Lender's sole discretion. By execution and delivery of this Agreement, each Borrower, for itself and in respect of its property, accepts, submits, and consents generally and unconditionally, to the jurisdiction of the aforesaid courts.

          (b) Each Borrower WAIVES personal service of any and all process upon it, and irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by certified mail, postage prepaid, to the Lead Borrower at the Lead Borrower's address for notices as specified herein, such service to become effective five (5) Business Days after such mailing.

          (c) Each Borrower WAIVES any objection based on forum non conveniens and any objection to venue of any action or proceeding instituted under any of the Loan Documents and consents to the granting of such legal or equitable remedy as is deemed appropriate by the Court.

          (d) Nothing herein shall affect the right of the Lender to bring legal actions or proceedings in any other competent jurisdiction.

          (e) Each Borrower agrees that any action commenced by any Borrower asserting any claim arising under or in connection with this Agreement or any other Loan Document shall be brought solely in the Superior Court of Suffolk County Massachusetts or in the United States District Court, District of Massachusetts, sitting in Boston, Massachusetts, and that such Courts shall have exclusive jurisdiction with respect to any such action.

     513. -Indemnification. Each Borrower shall indemnify, defend, and hold the Lender and any Participant and any of their respective employees, officers, or agents (each, an "Indemnified Person") harmless of and from any claim brought or threatened against any Indemnified Person by any Borrower, any guarantor or endorser of the Liabilities, or any other

     Person (as well as from attorneys' reasonable fees, expenses, and disbursements in connection therewith) on account of the relationship of the Borrowers or of any other guarantor or endorser of the Liabilities (each of claims which may be defended, compromised, settled, or pursued by the Indemnified Person with counsel of the Lender's selection, but at the expense of the Borrowers) other than any claim as to which a final determination is made in a judicial proceeding (in which the Lender and any other Indemnified Person has had an opportunity to be heard), which determination includes a specific finding that the Indemnified Person seeking indemnification had acted in a grossly negligent manner or in actual bad faith. This indemnification shall survive payment of the Liabilities and/or any termination, release, or discharge executed by the Lender in favor of the Borrowers, other than a termination, release, or discharge duly executed on behalf of the Lender which makes specific reference to this Section 513.

     514. -Rules of Construction. The following rules of construction shall be applied in the interpretation, construction, and enforcement of this Agreement and of the other Loan Documents:

          (a) Unless otherwise specifically provided for herein, interest and any fee or charge which is stated as a per annum percentage shall be calculated based on a 360 day year and actual days elapsed.

          (b) Any term used herein to describe Collateral or a Person, which term is defined in either (or both) the UCC as in effect on the date when this Agreement was executed by the Borrowers or in UCC9'99, shall be given the meaning which is the more encompassing of the two definitions.

          (c) Words in the singular include the plural and words in the plural include the singular.

          (d) Cross references to Sections in this Agreement begin with the
     Article in which that Section appears, followed by a colon, and then the Section to which reference is made. (For example, a reference to "Section 5:5-6" is to Section 5-6, which appears in Article 5 of this Agreement).

          (e) Titles, headings (indicated by being underlined or shown in Initial Capitals) and any Table of Contents are solely for convenience of reference; do not constitute a part of the instrument in which included; and do not affect such instrument's meaning, construction, or effect.

          (f) The words "includes" and "including" are not limiting.

          (g) Text which follows the words "including, without limitation" (or similar words) is illustrative and not limitational.

          (h) Text which is shown in italics, shown in bold, shown IN ALL CAPITAL LETTERS, or in any combination of the foregoing, shall be deemed to be conspicuous.

          (i) The words "may not" are prohibitive and not permissive.

          (j) Any reference to a Person's "knowledge" (or words of similar import) are to such Person's knowledge assuming that such Person has undertaken reasonable and diligent investigation with respect to the subject of such "knowledge" (whether or not such investigation has actually been undertaken).

          (k) Terms which are defined in one section of any Loan Document are used with such definition throughout the instrument in which so defined.

          (l) The symbol "$" refers to United States Dollars.

          (m) Unless limited by reference to a particular Section or provision, any reference to "herein", "hereof", or "within" is to the entire Loan Document in which such reference is made.

          (n) References to "this Agreement" or to any other Loan Document is to the subject instrument as amended to the date on which application of such reference is being made.

          (o) Except as otherwise specifically provided, all references to time are to Boston time.

          (p) In the determination of any notice, grace, or other period of time prescribed or allowed hereunder:

               (ii) Unless otherwise provided (I) the day of the act, event, or default from which the designated period of time begins to run shall not be included and the last day of the period so computed shall be included unless such last day is not a Business Day, in which event the last day of the relevant period shall be the then next Business Day and (II) the period so computed shall end at 5:00 PM on the relevant Business Day.

               (iii) The word "from" means "from and including".

               (iv) The words "to" and "until" each mean "to, but excluding".

               (v) The word "through" means "to and including".

          (a) The Loan Documents shall be construed and interpreted in a harmonious manner and in keeping with the intentions set forth in Section 515 hereof, provided, however, in the event of any inconsistency between the provisions of this Agreement and any other Loan Document, the provisions of this Agreement shall govern and control.

     515. -Intent. It is intended that:

          (a) This Agreement take effect as a sealed instrument.

          (b) The scope of all Collateral Interests created by any Borrower to secure the Liabilities be broadly construed in favor of the Lender and that they cover all assets of each Borrower.

          (c) All Collateral Interests created in favor of the Lender at any time and from time to time secure all Liabilities, whether now existing or contemplated or hereafter arising.

          (d) All reasonable costs, expenses, and disbursements incurred by the Lender in connection with the Lender's relationship(s) with any Borrower shall be borne by the Borrowers.

          (e) Unless otherwise explicitly provided herein, the Lender's consent to any action of any Borrower which is prohibited unless such consent is given may be given or refused by the Lender in its sole discretion and without reference to Section 0 hereof.

     516. -Participations: The Lender may sell participations in the Lender's interests herein to one or more financial institutions (each, a "Participant").

     517. -Right of Set-Off. Any and all deposits or other sums at any time credited by or due to any Borrower from the Lender or any Participant or from any Affiliate of any of the foregoing, and any cash, securities, instruments or other property of any Borrower in the possession of any of the foregoing, whether for safekeeping or otherwise (regardless of the reason such Person had received the same) shall at all times constitute security for all Liabilities and for any and all obligations of each Borrower to the Lender or any Participant or such Affiliate and may be applied or set off against the Liabilities and against such obligations at any time, whether or not such are then due and whether or not other collateral is then available to the Lender.

     518. -Pledges To Federal Reserve Banks: Nothing included in this Agreement shall prevent or limit the Lender, to the extent that the Lender is subject to any of the twelve Federal Reserve Banks organized under ss.4 of the Federal Reserve Act (12 U.S.C. ss.341) from pledging all or any portion of that Lender's interest and rights under this Agreement, provided, however, neither such pledge nor the enforcement thereof shall release the Lender from any of its obligations hereunder or under any of the Loan Documents.

     519. -Maximum Interest Rate.

          (a) Notwithstanding anything to the contrary in this Agreement or otherwise, (i) if at any time the amount of interest hereunder would exceed the amount of such interest computed upon the basis of the maximum rate of interest permitted by applicable state or federal law in effect from time to time hereafter (the "Maximum Legal Rate"), the interest payable under this Agreement shall be computed upon the basis of the Maximum Legal Rate, but any subsequent reduction in the Term Loan Interest Rate or Default Rate, as applicable, shall not reduce such interest thereafter payable hereunder below the amount computed on the basis of the Maximum Legal Rate until the aggregate amount of such interest accrued and payable under this Agreement equals the total amount of interest which would have accrued if such interest had been at all times computed solely on the basis of the Term Loan Interest Rate or Default Rate, as applicable; and (ii) unless preempted by federal law, the Term Loan Interest Rate or Default Rate, as applicable, from time to time in effect hereunder may not exceed the "weekly ceiling" from time to time in effect under Chapter 303 of the Texas Finance Code. If the applicable state or federal law is amended in the future to allow a greater rate of interest to be charged under this Agreement than is presently allowed by applicable state or federal law, then the limitation of interest hereunder shall be increased to the maximum rate of interest allowed by applicable state or federal law as amended, which increase shall be effective hereunder on the effective date of such amendment, and all interest charges owing to the Lender by reason thereof shall be payable in accordance with Section 2:2-4(a)(i) hereof.

          (b) Excess Interest. No agreements, conditions, provisions or stipulations contained in this Agreement or any other instrument, document or agreement between Borrower and Lender or Event of Default of Borrower, or the exercise by Lender of the right to accelerate the payment of the maturity of principal and interest, or to exercise any option whatsoever contained in this Agreement or any other Loan Document, or the arising of any contingency whatsoever, shall entitle the Lender to contract for, charge, or receive, in any event, interest exceeding the Maximum Legal Rate. In no event shall Borrower be obligated to pay interest exceeding such Maximum Legal Rate and all agreements, conditions or stipulations, if any, which may in any event or contingency whatsoever operate to bind, obligate or compel Borrower to pay a rate of interest exceeding the Maximum Legal Rate, shall be without binding force or effect, at law or in equity, to the extent only of the excess of interest over such Maximum Legal Rate. In the event any interest is contracted for, charged or received in excess of the Maximum Legal Rate ("Excess Interest"), Borrower acknowledges and stipulates that any such contract, charge, or receipt shall be the result of an accident and bona fide error, and that any Excess received by the Lender shall be applied, first, to reduce the principal then unpaid hereunder; second, to reduce the other Liabilities; and third, returned to Borrower, it being the intention of the parties hereto not to enter at any time into a usurious or otherwise illegal relationship. Borrower recognizes that, with fluctuations in the Maximum Legal Rate, such a result could inadvertently occur. By the execution of this Agreement, Borrower covenants that (i) the credit or return of any Excess Interest shall constitute the acceptance by Borrower of such Excess Interest, and (ii) Borrower shall not seek or pursue any other remedy, legal or equitable, against Lender, based in whole or in part upon contracting for, charging or receiving of any interest in excess of the maximum authorized by applicable law. For the purpose of determining whether or not any Excess Interest has been contracted for, charged or received by Lender, all interest at any time contracted for, charged or received by Lender in connection with this Agreement shall be amortized, prorated, allocated and spread in equal parts during the entire term of this Agreement.

          (c) Incorporation by this Reference. The provisions of Section 13:13-19(b) shall be deemed to be incorporated into every document or communication relating to the Liabilities which sets forth or prescribes any account, right or claim or alleged account, right or claim of Lender with respect to Borrower (or any other obligor in respect of Liabilities), whether or not any provision of Section 13:13-19(b) is referred to therein. All such documents and communications and all figures set forth therein shall, for the sole purpose of computing the extent of the Liabilities and obligations of the Borrowers (or any other obligor) asserted by Lender thereunder, be automatically re-computed by the Borrowers or any obligor, and by any court considering the same, to give effect to the adjustments or credits required by Section 13:13-19(b).

     520. -Waivers.

          (a) Each Borrower (and all guarantors, endorsers, and sureties of the Liabilities) make each of the waivers included in Section (b), below, knowingly, voluntarily, and intentionally, and understands that the Lender, in establishing the facilities contemplated hereby and in providing loans and other financial accommodations to or for the account of the Borrowers as provided herein, whether not or in the future, is relying on such waivers.

          (b) EACH BORROWER, AND EACH SUCH GUARANTOR, ENDORSER, AND SURETY RESPECTIVELY WAIVES THE FOLLOWING:

               (ii) Except as otherwise specifically required hereby, notice of non-payment, demand, presentment, protest and all forms of demand and notice, both with respect to the Liabilities and the Collateral.

               (iii) Except as otherwise specifically required hereby, the right to notice and/or hearing prior to the Lender's exercising of the Lender's rights upon default.

               (iv) THE RIGHT TO A JURY IN ANY TRIAL OF ANY CASE OR CONTROVERSY IN WHICH THE LENDER IS OR BECOMES A PARTY (WHETHER SUCH CASE OR CONTROVERSY IS INITIATED BY OR AGAINST THE LENDER OR IN WHICH THE LENDER IS JOINED AS A PARTY LITIGANT), WHICH CASE OR CONTROVERSY ARISES OUT OF OR IS IN RESPECT OF, ANY RELATIONSHIP AMONGST OR BETWEEN ANY BORROWER OR ANY OTHER PERSON AND THE LENDER LIKEWISE WAIVES THE RIGHT TO A JURY IN ANY TRIAL OF ANY SUCH CASE OR CONTROVERSY).

               (v) The benefits or availability of any stay, limitation, hindrance, delay, or restriction (including, without limitation, any automatic stay which otherwise might be imposed pursuant to Section 362 of the Bankruptcy Code) with respect to any action which the Lender may or may become entitled to take hereunder.

               (vi) Any defense, counterclaim, set-off, recoupment, or other basis on which the amount of any Liability, as stated on the books and records of the Lender, could be reduced or claimed to be paid otherwise than in accordance with the tenor of and written terms of such Liability.

               (vii) Any claim to consequential, special, or punitive damages.

                                               ADVANCED TECHNICAL PRODUCTS, INC.
                                                              (" Lead Borrower")

                                        By_________________________________
                                             Name: Garrett L. Dominy
                                             Title: President

                                                                    "Borrowers":

                                               ADVANCED TECHNICAL PRODUCTS, INC.

                                        By_________________________________
                                             Name: Garrett L. Dominy
                                             Title: President

                                                                    ALCORE, INC.

                                        By_________________________________
                                             Name: Garrett L. Dominy
                                             Title: President

                                                  TECHNICAL PRODUCTS GROUP, INC.

                                        By_________________________________
                                             Name: Garrett L. Dominy
                                             Title: President

                                                         MARION PROPERTIES, INC.

                                        By_________________________________
                                             Name: Garrett L. Dominy
                                             Title: President

                                                         DELAND PROPERTIES, INC.

                                        By_________________________________
                                             Name: Garrett L. Dominy
                                             Title: President

                                                        LINCOLN PROPERTIES, INC.

                                        By_________________________________
                                             Name: Garrett L. Dominy
                                             Title: President

                                                   BACK BAY CAPITAL FUNDING, LLC
                                                                      ("Lender")

                                        By_________________________________
                                             Name: Michael Pizette
                                             Title: Managing Director